Exhibit 2.1

DATED 27 September 2004

MR L DICKINSON  (1)

and

MRS B H TODD

and

ZAREBA SYSTEMS EUROPE LIMITED  (2)

AGREEMENT

for the sale and purchase of the issued
share capital of NO 549 LEICESTER
LIMITED

Mills & Reeve

Contents

1	Definitions and interpretation

2	Sale of the Sale Shares

3	Consideration

4	Completion

5	Post-Completion matters

6	Warranties

7	Tax covenant

8	Restrictive covenants

9	Continuing effects of this Agreement

10	Announcements

11	Releases, waivers, etc by the Purchaser

12	Notices

13	Time

14	Entire Agreement

15	Alterations

16	Severability

17	Counterparts

18	Payment of costs

19	Default interest

20	Right of set-off

21	Successors and assigns

22	Third Party Rights

23	Applicable law and submission to jurisdiction

24	Address for service

Schedule 1

1

The Vendors

Schedule 2
The Company

Schedule 3
The Subsidiaries

Schedule 4
The Properties
Part A - Leasehold Properties
Part B - Leasehold Properties where a Group Company retains a residual liability as a guarantor or as a former tenant
Schedule 5
Directors and employees

Schedule 6
General Warranties

Schedule 7
Tax Schedule
Part A - Definitions and interpretation
Part B - Tax Warranties
Part C - Tax Covenant
Part D - Limitations and Procedure

Schedule 8
Provisions for the protection of the Vendors

2

THIS AGREEMENT is made on 27 September 2004 BETWEEN:

(1)           The persons whose names and addresses are stated in Schedule 1 (“the Vendors”); and

(2)           ZAREBA SYSTEMS EUROPE LIMITED (number 5176793) whose registered office is at c/o Mills & Reeve, 1 St James Court, Whitefriars, Norwich NR3 1RU (“the Purchaser”).

NOW IT IS HEREBY AGREED:

1              Definitions and interpretation

1.1           In this Agreement unless the context otherwise requires:

“Accounts” means each Group Company’s audited individual annual accounts (as defined in section 262 CA 1985) for each Group Company’s financial year ended on the Accounts Date, including the notes to those accounts and the associated directors’ and auditors’ reports and any profit and loss account omitted in reliance on section 230(3) CA 1985;

“Accounts Date” means 31 December 2003;

“Accounting Policies” means each Group Company’s accounting policies as set out in the Accounts for each Group Company as at the Accounts Date;

“Auditors” means the auditors of the Company namely Dawes & Sutton, Chartered Accountants, of Springfield House, 2 Millicent Road, West Bridgford, Nottingham NG2 7LD;

“business day” means a day on which banks are ordinarily open for the transaction of normal banking business in London;

“business hours” means between 9:00am and 5:00pm on a business day;

“CA 1985” means the Companies Act 1985;

“Cash Balances” means the net amount of cash, cash deposits and cash instruments held by Rutland at Completion as shown in the Special Accounts;

“Claim” means a claim by the Purchaser against the Vendors under the Warranties;

“Company” means No 549 Leicester Limited (details of which are set out in Schedule 2);

“Completion” means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clauses 4.1 to 4.5;

“Completion Date” means the date of this Agreement;

“Confidential Information” means trade secrets and information equivalent to them (including but not limited to formulae, processes, methods, knowledge and Know-

how) in connection with the products manufactured, produced, distributed and sold by the Group and the customers and suppliers of the Group and which are for the time being confidential to any Group Company;

“Deeds of Guarantee” means the deeds in respect of each of the Leases dated the same date as this Agreement and made between (1) the Purchaser and (2) No. 548 Leicester Limited containing guarantees from the Purchaser of the obligations of Rutland under the Leases;

“Deed of Indemnity” means the deed dated the same date as this Agreement containing the indemnities given by the Vendors to the Purchaser in relation to certain specified matters disclosed by the Vendors in the Disclosure Letter;

“Disclosure Letter” means the letter of the same date as this Agreement from the Vendors to the Purchaser qualifying the Warranties;

“Domain Names” means the Internet domain names “refconet.co.uk”, “electric-shepherd.co.uk”, “electricshepherd.co.uk”, “rutland-electric-fencing.co.uk” and “electric-shepherd.com”;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind (or an agreement or commitment to create any of them) or other preferential arrangement having similar effect;

“the Estimated Total Price” means the sum of £5,850,000;

“the Final Net Assets Value” means the Net Asset Value less the Provisional Adjusted Net Assets Value and if such figure is positive the figure shall be referred to as the Surplus Net Asset Value and if such figure is negative the figure shall be known as the Deficit Net Asset Value;

“Group” means the Company and the Subsidiaries;

“Group Company” means each and any company in the Group;

“Guarantee” means any guarantee, suretyship, indemnity, letter of comfort or other obligation, bonding liability or similar contingent liability whether given directly or by way of counter-indemnity, by any Group Company to any third party in respect of a liability of any person other than any Group Company;

“Know-how” means all industrial, commercial and technical and accounts records and information (wherever located) relating to the activities of the Group;

“the Leases” means the leases in respect of each of the Properties details of which are set out in Schedule 4;

“the Net Assets Value” means a sum equal to the paid up share capital of Rutland plus or minus (as the case may be) the amounts standing to the credit or debit of the capital and revenue reserves (including profit and loss account) of the Rutland at the Special Accounts Date, all as shown in the Special Accounts;

“Nominated Account” means the Vendors’ Solicitors’ client account numbered 87370883  at National Westminster Bank plc of Leicester City Branch 14-16 Haymarket Leicester - Sort Code 60-60-06 or such other account or accounts as the Vendors’ Solicitors shall specify;

“Non-Tax Claim” means any Claim which is not a Tax Claim;

“Non-Tax Warranties” means the warranties set out in Schedule 6;

“Properties” means the properties details of which are set out in Part A of Schedule 4 and the leasehold properties where any Group Company retains a residual liability as a guarantor or as a former tenant details of which are set out in Part B of Schedule 4;

“the Provisional Adjusted Net Assets Value” means the sum of £3,091,216;

“Purchase Price” means the Estimated Total Price:

(a) plus an amount equal to the Surplus Net Asset Value (if any); or

(b) less an amount equal to the Deficit Net Asset Value (if any)

as the case may be, as such amount in (a) or (b) above is specified in the Special Accounts prepared in accordance with the provisions of clause 3 and as adjusted by clause 3.3;

“Purchaser’s Accountants” means PricewaterhouseCoopers LLP of Cornwall Court, 19 Cornwall Street, Birmingham, B3 2DT, or such other firm of Chartered Accountants as the Purchaser may from time to time appoint;

“Purchaser’s Solicitors” means Mills & Reeve of 1 St James Court, Whitefriars, Norwich NR3 1RU;

“related company” in relation to any company means any subsidiary or holding company of that company or any other subsidiary of that company’s holding company;

“Relevant Breach” means any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties (as qualified by clause 6.2);

“Respective Proportions” means in relation to the Vendors the respective proportions shown in column (4) of Schedule 1 (being the proportions in which the Sale Shares are held by the Vendors as shown in column (3) of Schedule 1);

“Rutland” means Rutland Electric Fencing Co Limited being one of the Subsidiaries and details of which are set out in Schedule 3;

“Sale Shares” means the 1414 issued Ordinary Shares of £1 each of the Company referred to in column (3) of Schedule 1;

“the Special Accounts” means the balance sheet of Rutland as at the Special Accounts Date to be prepared in accordance with clause 3;

“the Special Accounts Date” means the date of Completion;

“Subsidiaries” means the Subsidiaries of the Company specified in Schedule 3;

“subsidiary” means a subsidiary (as defined by sections 736 and 736A CA 1985);

“Tax Claim” means a Claim by the Purchaser against the Vendors under the Tax Warranties;

“Tax Covenant” means the covenant in relation to tax set out in part C of Schedule 7;

“Tax Warranties” means the Warranties relating to taxation set out in part B of Schedule 7;

“Vendors’ Solicitors” means Harvey Ingram Owston, of 20 New Walk, Leicester LE1 6TX;

“Warranties” means the representations and warranties set out in Schedule 6 and part B of Schedule 7.

1.2           In this Agreement unless the context otherwise requires:

1.2.1                a document expressed to be “in the agreed form” means a document in a form which has been agreed by the parties on or before the date of this Agreement and for the purposes of identification signed or initialled by them or on their behalf by their solicitors;

1.2.2                references to a clause or schedule are to a clause of, or a schedule to, this Agreement, references to this Agreement include its schedules and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule;

1.2.3                references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.2.4                words importing the singular include the plural and vice versa and words importing a gender include every gender;

1.2.5                the table of contents and the descriptive headings to clauses, schedules and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

1.2.6                references to persons or companies, except where used in reference to the Company, will include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or hereafter to be formed;

1.2.7                all agreements, obligations and liabilities (whether under warranties, indemnities or otherwise) on the part of the Vendors or any two of the Vendors are joint and several and shall be construed accordingly;

1.2.8                references to any statute, statutory provision or European Union Directive include, unless the context otherwise requires, a reference to any earlier statute or the corresponding provisions of any earlier statute, whether repealed or not, directly or indirectly amended, consolidated, extended, replaced or re-enacted by such statute, provisions or European Union Directive and to any subsequent statute or the corresponding provisions of any subsequent statute in force at any time prior to Completion directly or indirectly amending, consolidating, replacing or re-enacting the same without materially extending or enlarging the application of the same, and to any orders, regulations, instruments or other subordinate legislation made under the relevant statute, statutory provision or European Union Directive in force prior to Completion;

1.2.9                the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

1.2.10              a reference to “indemnify” and “indemnifying” any person against any circumstance includes indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of such circumstance which would not have arisen but for that circumstance.

2              Sale of the Sale Shares

2.1           The Vendors shall sell to the Purchaser and the Purchaser (relying, as the Vendors acknowledge, on the warranties, undertakings and indemnities of the Vendors (or any of them) referred to or contained in this Agreement shall purchase from the Vendors the Sale Shares.

2.2           Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion.

2.3           The Vendors shall sell and transfer the Sale Shares with full title guarantee and free from any Encumbrance and with all rights and benefits attached or accruing to them at or after the date of this Agreement (including the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after Completion).

2.4           The express assurances in clause 2.3 as to freedom from any Encumbrance and the covenants implied in that clause by sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994 (“the Act”) shall apply to anything falling within the scope of such assurances and covenants notwithstanding that:

2.4.1                the Vendors do not know or could not reasonably be expected to know about it; or

2.4.2                at the time of transfer it is within the actual knowledge, or is a necessary consequence of facts then within the actual knowledge of the Purchaser and the operation of the covenants implied by sections 2 and 3 of the Act shall be deemed to be extended so as not to exclude the liability of the Vendors thereon in either of such circumstances.

2.5           The transfers of the Sale Shares to the Purchaser shall be deemed to include expressly and be made subject to all the foregoing provisions of clauses 2.3 and 2.4 inclusive.

2.6           Each of the Vendors hereby waives any rights of pre-emption conferred on him by the Articles of Association of the Company or otherwise over Sale Shares hereby agreed to be sold by the other Vendor.

2.7           The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless:

2.7.1                the purchase of all the Sale Shares is completed simultaneously; and

2.7.2                all members of the Company waive the rights of pre-emption conferred on them by the Articles of Association of the Company or otherwise.

3              Consideration

3.1           The consideration for the sale of the Sale Shares shall be the payment by the Purchaser to the Vendors in accordance with the following provisions of this clause 3 of the Purchase Price in cash.

3.2           As between themselves the Vendors shall be entitled to the Purchase Price in their Respective Proportions.

3.3           There shall be deducted from the Purchase Price the amount (if any) by which the Cash Balances are less than £1,000,000, such matter being known as “the Deduction”.  The amount of any Deficit Net Asset Value that corresponds to the Deduction will be disregarded in calculating the Deficit Net Asset Value and will only be deductible as the Deduction.

3.4           The parties shall procure that as soon as practicable following Completion, and in any event not later than 28 days after Completion, a draft of the Special Accounts (“the draft Special Accounts”) shall be prepared by the Auditors (notwithstanding their resignation as auditors at Completion) in accordance with clause 3.5 and delivered simultaneously to the Purchaser and the Purchaser’s Accountants.

3.5           The draft Special Accounts shall be prepared:

3.5.1                in a format which complies with the requirements of schedule 4 to the Companies Act 1985; and

3.5.2                using the same accounting principles, policies, bases and practices as were used in the preparation of the Accounts applied consistently with their previous application by Rutland in the Accounts and, subject thereto, on a historical cost basis and on a going concern basis in accordance with accounting principles and practices generally accepted in the United Kingdom which are in force at Completion, including all applicable SSAP’s and FRS’s, but for the avoidance of doubt clerical errors in the Accounts will not be repeated.

3.6           As soon as practicable after delivery of the draft Special Accounts to the Purchaser and the Purchaser’s Accountants in accordance with clause 3.4, and in any event within 21 days after such delivery (“the Review Period”), the Auditors and the Purchaser, with the assistance of the Purchaser’s Accountants, shall review the draft Special Accounts and endeavour to agree what adjustments (if any) need to be made to them in order for them to comply with clause 3.5.

3.7           If the parties agree that no adjustments need to be made to the draft Special Accounts or the parties agree on the adjustments to be made to the draft Special Accounts in order for them to comply as aforesaid, they shall:

3.7.1                (if they agree on the adjustments to be made) jointly incorporate into, and reflect any such adjustments in, the draft Special Accounts; and

3.7.2                specify in an accompanying report the amount of the Final Net Assets Value and the Deduction as defined in this Agreement on the basis of those accounts and the Special Accounts annexed to such report and the amount of the Final Net Assets Value and the Deduction specified in such report shall be the Special Accounts and the Final Net Assets Value and the Deduction respectively for all purposes of this Agreement, shall in the absence of manifest error be final and binding on the parties and shall not be subject to question on any ground whatsoever and the date of such report shall for all purposes of this Agreement be the date of determination of the Final Net Assets Value, and the Deduction.

3.8           If the parties are unable to agree within the Review Period on

3.8.1                whether adjustments need to be made to the draft Special Accounts;

3.8.2                the adjustments to be made thereto;

3.8.3                the amount of the Final Net Assets Value; or

3.8.4                the amount of the Deduction,

the Vendors and the Purchaser shall thereupon forthwith endeavour in good faith to resolve and agree such matter or matters by negotiation.

3.9           If the Vendors and the Purchaser have not resolved any such matter in dispute as is referred to in clause 3.8 within 7 days after the end of the Review Period, then such matter or matters (but no other matters) shall thereupon be referred to such firm of independent chartered accountants as the Vendors and the Purchaser may agree within

7 days of a request by either of them to the other or, failing such agreement within such time, as the President for the time being of the Institute of Chartered Accountants in England and Wales may nominate on the application of the Vendors or the Purchaser (“the Independent Accountants”) for determination on the following basis:

3.9.1                The Independent Accountants shall be instructed to notify the Vendors and the Purchaser of their determination of any such matter within 30 days of such referral;

3.9.2                The Vendors and the Purchaser shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

3.9.3                Any submissions to and the determination of the Independent Accountants shall be in the English language and any oral hearings shall be conducted in English in London;

3.9.4                In making such submissions the Vendors and the Purchaser shall state their respective best estimates of monetary amounts of the matters referred for determination;

3.9.5                In making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall in the absence of manifest error be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever; and

3.9.6                The fees and expenses of the Independent Accountants shall be borne and paid as the Independent Accountants shall direct.

3.10         Following any agreement between the Vendors and the Purchaser under clause 3.8 or any determination by the Independent Accountants in accordance with clause 3.9, the Auditors and the Purchaser with the assistance of the Purchaser’s Accountants shall:

3.10.1              jointly incorporate into and reflect in the draft Special Accounts the matters agreed between the Vendors and the Purchaser and/or determined by the Independent Accountants, together with any adjustments which may have been agreed between the parties in accordance with clause 3.7.3; and

3.10.2              report on such adjusted accounts in the terms set out in paragraphs 3.7.2 and 3.7.3 and the Special Accounts as annexed to such report and the amount of the Final Net Assets Value and Deduction stated in such report shall be the Special Accounts and the Final Net Assets Value and the Deduction respectively for all purposes of this Agreement, shall in the absence of manifest error be final and binding on the parties and shall not be subject to question on any ground whatsoever and the date of such report shall for all purposes of this Agreement be the date of determination of the Final Net Assets Value, and the Deduction.

3.11         Until the Final Net Assets Value and the Deduction shall have been agreed or are determined the Vendors and the Purchaser shall respectively:

3.11.1              give or procure that the Accountants and the Independent Accountants are given access at all reasonable times to all books and records which are in the possession or under the control of the Vendors, the Company, Rutland or the Purchaser (as the case may be); and

3.11.2              generally provide the Accountants and the Independent Accountants with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times from personnel employed by the Vendors, the Company, Rutland or the Purchaser, as the case may be), in relation to the review, agreement or determination of the Special Accounts and the determination of the Final Net Assets Value.

3.12         The Vendors and the Purchaser shall use their respective reasonable endeavours to procure that the Auditors and the Purchaser’s Accountants comply with the requirements placed upon them under this clause 3 (including, without limitation, the provisions relating to timing).

3.13         The fees and expenses of the Auditors and of the Purchaser’s Accountants in respect of the matters to be dealt with by them under this clause 3 shall be for the account of the Vendors and the Purchaser respectively.

3.14         The Purchase Price shall be payable as follows:

3.14.1              the sum of £4,095,000 being 70% of the Estimated Total Price (“Initial Instalment”) shall be payable on Completion in accordance with clause 4.5;

3.14.2

(i)            if there is a Surplus Net Asset Value, such further payment (if any) as shall bring the amount paid to the Vendors to 90% of the Estimated Total Price adjusted for the Deduction (if any); or otherwise

(ii)           such further payment (if any) as shall bring the amount paid to the Vendors to 90% of the Purchase Price,

on the later of (a) 5 business days after agreement of the Special Accounts and (b) the repayment in full of the amount of £262,500 due to Rutland by No 548 Leicester Limited under the terms of a loan agreement dated 22 September 2004;

3.14.3              such further payment (if any) being an amount equal to the remaining balance of the Purchase Price (but if there is a Surplus Net Asset Value excluding an amount equal to that Surplus Net Asset Value) 180 days after Completion or if later on agreement of the Special Accounts;

3.14.4              the Surplus Net Asset Value (if any) up to a maximum of £200,000 15 months after Completion and any excess over £200,000 24 months after Completion;

3.14.5              the Purchaser can deduct from any payment under this clause 3.14 an amount in respect and satisfaction of any Claim, claim under the Tax Covenant, claim under the Deed of Indemnity, or claim under clause 3.15 (“Relevant Claims”) which is subsisting and has not been settled in full by the Vendors at the time that the relevant payment is due to be paid and in respect of each such case where either the Vendors have agreed such Relevant Claims or the Purchaser has obtained judgement that is not subject to appeal;

3.14.6              the Purchaser can defer the payment of an amount due under this clause 3.14 that is equal to any Relevant Claims until such time as such Relevant Claims are resolved in accordance with the terms of this agreement;

3.15         If following agreement of the Special Accounts the Purchase Price is calculated to be less than the Initial Instalment, the Vendors shall immediately repay to the Purchaser an amount equal to the amount by which the Purchase Price is less than the Initial Instalment.

4              Completion

4.1           Completion shall take place at the offices of the Company at Oakham or at such other place as the parties may agree immediately after the signing and exchange of this Agreement when all (but not part only unless the Purchaser shall so agree) of the business referred to in clauses 4.2 to 4.5 inclusive shall be transacted.

4.2           The Vendors shall deliver to the Purchaser:

4.2.1                transfers in respect of the Sale Shares duly executed and completed in favour of the Purchaser (or as it may direct), together with the share certificates for the Sale Shares (or in the case of any lost share certificate an indemnity satisfactory to the Purchaser in relation to it);

4.2.2                the duly executed powers of attorney or other authorities under which any of the transfers of the Sale Shares have been executed;

4.2.3                such other documents as may be required to give a good title to the Sale Shares and to enable the Purchaser (or its nominees) to become the registered holders thereof;

4.2.4                (as agents for each Group Company) all its statutory and minute books (written up to the business day immediately preceding the date of this Agreement) and its Common Seal, Certificate of Incorporation, any Certificate or Certificates of Incorporation on Change of Name, books of account and other documents and records including copies of its Memorandum and Articles of Association;

4.2.5                written resignations from Leslie Dickinson and Ngoneh Dickinson as directors of each Group Company and Ngoneh Dickinson as secretary of each Group Company;

4.2.6                written resignation of the Auditors as auditors of each Group Company in accordance with section 392 CA 1985 along with a statement under section 394 of that Act that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of that Group Company;

4.2.7                duly executed transfers (in favour of the Purchaser (or its nominees)) of all shares or other interests in the Subsidiaries not registered in the name of the Company or any other Group Company together with the certificates therefor (or in the case of any lost share certificate an indemnity satisfactory to the Purchaser in relation to it);

4.2.8                letters of non-crystallisation dated not earlier than the second business day immediately preceding Completion from the holders of all outstanding floating charges given by the Company and any Group Company;

4.2.9                evidence in a form satisfactory to the Purchaser that all Guarantees given by any Group Company in respect of liabilities of either of the Vendors have been released;

4.2.10              all credit and charge cards held for the account of the Company and any Group Company;

4.2.11              the Leases;

4.2.12              the Deeds of Guarantee;

4.2.13              the Disclosure Letter duly executed by the Vendors;

4.2.14              the Deed of Indemnity duly executed by the Vendors;

4.2.15              a statement of all overdraft and credit balances from the Group’s bankers and other lenders as at the close of business on the business day preceding Completion or within 3 business days prior thereto together with a statement reconciling all uncleared items certified as true and correct by the Vendors; and

4.2.16              all other papers and documents relating to the Company or any Group Company which are in the possession of or under the control of any of the Vendors.

4.3           The Vendors shall:

4.3.1                resolve to approve the registration of the transfers mentioned in clause 4.2.1 (subject only to their being duly stamped) notwithstanding any provision to the contrary in the Articles of Association of the Company;

4.3.2                cause the persons named in part A of schedule 5 to be validly appointed as additional Directors and the person named in part B of schedule 5 to be validly appointed as Secretary of the Company; and

4.3.3                on such appointments being made, cause the persons named in part C of schedule 5 to cease to be Directors and employees and the person named in part D of schedule 5 to cease to be Secretary and an employee of each Group Company and further cause all such persons to deliver to the Purchaser their written resignations of their respective offices and letters (executed as deeds) acknowledging that they have no claim outstanding for compensation for loss of office or otherwise howsoever, including redundancy and unfair dismissal;

4.3.4                if the Purchaser so requests, procure that each or any of the persons named in parts C and D of schedule 5 shall concur with each Group Company in taking such action as the Purchaser may consider necessary to preclude such person from making a complaint to or bringing proceedings before an employment tribunal in respect of the termination of his contract of employment;

4.3.5                repay to each Group Company, or procure the repayment thereto of, all indebtedness outstanding at Completion from the Vendors or any of them to that Group Company with any of the Vendors.

4.4           The parties shall join in procuring that:

4.4.1                the Purchaser’s Accountants shall be appointed auditors of each Group Company in place of the Auditors;

4.4.2                all existing bank mandates in force for all Group Companies shall be altered (in such manner as the Purchaser shall at Completion require) to reflect the resignations and appointments referred to above;

4.4.3                the current accounting reference period of each Group Company shall be altered so as to end on 30 June 2005;

4.4.4                all the Group Companies shall repay all loans made to them by the Vendors disclosed in the Disclosure Letter and outstanding at Completion.

4.5           When the Vendors have complied with provisions of clauses 4.1 to 4.4 inclusive the Purchaser shall:

4.5.1                pay the Initial Instalment by electronic funds transfer to the Nominated Account (the Vendors’ Solicitors being hereby authorised to receive it in such account) and payment of the Initial Instalment into such account shall constitute a good discharge to the Purchaser in respect of it and the Purchaser shall have no obligation as to the distribution or allocation of the Purchase Price between the Vendors; and

4.5.2                deliver a waiver of claims by Waters Instruments Inc in the agreed form.

5              Post-Completion matters

5.1           Each of the Vendors hereby declares that for so long as he remains the registered holder of any of the Sale Shares after Completion he will:

5.1.1                hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and its successors in title;

5.1.2                deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 5.1.1 as the Purchaser or any such successor may direct.

5.2           Each of the Vendors hereby appoints the Purchaser as his lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the Members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Sale Shares.

5.3           For such purpose each of the Vendors hereby authorises:

5.3.1                the Company to send any notices in respect of his holding of Sale Shares to the Purchaser; and

5.3.2                the Purchaser to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by him in his capacity as a member.

5.4           The Vendors will (or will procure that the relevant company controlled by them will) within 21 days of Completion complete and send to HM Customs & Excise forms VAT 50 and 51 in respect of the removal of the Company from the VAT group of which it is a member as at Completion.

5.5           The Vendors shall execute or, so far as each is able, procure that any necessary third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Purchaser shall after Completion require in order to give effect to this Agreement and any documents entered into pursuant to it and to give to the Purchaser the full benefit of all the provisions of this Agreement.

5.6           The Vendors shall procure that the transfers of the freehold interest in the properties listed in Part A of Schedule 4 and registered at HM Land Registry with the numbers LT343571, LT260939, LT242434 and ANG12514 and the freehold interest in Unit 2,  Pillings Road, Oakham, Rutland LE15 6QF (registered at HM Land Registry with title number LT286235) firstly from Rutland to No. 552 Leicester Limited (“Transfer 1”) and secondly from No. 552 Leicester Limited to No. 548 Leicester Limited (“Transfer 2”) shall be registered at HM Land Registry within the applicable priority period and shall procure that complete and accurate Land Transaction Returns shall be submitted to the Inland Review with the applicable Stamp Duty Land Tax payment within 30 days of the date upon which the properties are in both cases transferred.  The Vendors shall produce to the Purchaser official copies relating to the properties listed in Part A of Schedule 4 within 10 working days of completion of the registration of both Transfer 1 and Transfer 2.

6              Warranties

6.1           In consideration of the Purchaser entering into this Agreement the Vendors hereby warrant to the Purchaser (for itself and as trustee for its successors in title):

6.1.1                (subject to clause 6.2) in the terms of the Warranties; and

6.1.2                that any Warranty which is qualified as being made “so far as the Vendors are aware” or “to the best of the knowledge, information and belief of the Vendors” or any similar expression has been so qualified after due diligent and careful enquiries by the Vendors (including enquiry of the executive directors, company secretary, general managers, financial controller, taxation manager and personnel manager of each Group Company and the accountants, solicitors, tax advisers and insurance brokers who act, or at the relevant time acted, for each Group Company) and that each of the Vendors has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate in all material respects.

6.2           The Warranties are qualified to the extent, but only to the extent, of the provisions of Schedule 8 and those matters fully and fairly disclosed in the Disclosure Letter and for this purpose “fully and fairly disclosed” means disclosed in such manner and in such detail as to enable a reasonable purchaser to make an informed and accurate assessment of the matter concerned.

6.3           All references in Schedule 6 and part B of Schedule 7 to the Company shall unless the context otherwise requires be construed as references to every Group Company.

6.4           Each of the Warranties shall be construed as a separate and independent warranty and, save as expressly otherwise provided in this Agreement, shall not be limited by reference to any other Warranty or by any other provision of this Agreement including the Tax Covenant and the Purchaser and/or each Group Company shall have a separate claim and right of action in respect of each and every Relevant Breach but shall not be able to recover more than once for the same loss.

6.5           The Warranties shall not in any respect be extinguished or affected by Completion.

6.6           Each of the Vendors agrees with the Purchaser (for itself and as trustee for each Group Company and each Group Company’s directors, employees, agents and advisers):

6.6.1                that the giving by any Group Company and/or any of its directors, employees, agents or advisers to any of the Vendors or their agents or advisers of any information or opinion in connection with the Warranties, the Tax Covenant or the Disclosure Letter or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of this Agreement or the Disclosure Letter shall not be deemed a representation, warranty or guarantee to the Vendors of the accuracy of such information or opinion;

6.6.2                to waive any right or claim which he may have against any Group Company and/or any of its directors, employees agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

6.6.3                that any such right or claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement (including the Warranties and the Tax Covenant).

6.7           The Purchaser shall be entitled to make a claim or exercise any right of action after Completion in respect of any Relevant Breach or breach of the Tax Covenant, whether or not the matter giving rise to the claim or right was known to or discoverable by the Purchaser before Completion unless such matter was set out in the financial due diligence report prepared by the Purchaser’s Accountants on behalf of the Purchaser.

6.8           In the event of a Claim, without prejudice to the right of the Purchaser to claim damages on any basis available to it, the Vendors agree to pay on demand in cash to the Purchaser a sum by way of damages as agreed between the Vendors and the Purchaser or, in default of such agreement, as determined by order of a court of competent jurisdiction.

6.9           The Vendors shall indemnify the Purchaser against any costs (including reasonable legal costs), expenses or other liabilities (together with any VAT thereon which is not recoverable by the Purchaser) which the Purchaser may reasonably incur, either before or after the commencement of any action, in connection with:

6.9.1                the settlement of any Claim;

6.9.2                any legal proceedings in respect of any Claim in which judgment is given for the Purchaser; or

6.9.3                the enforcement of any such settlement or judgment.

7              Tax covenant

7.1           The Vendors hereby covenant with the Purchaser and the Company on the terms of the Tax Covenant whose provisions shall take effect from Completion.

8              Restrictive covenants

8.1           Each of the Vendors undertakes with each Group Company and the Purchaser that he will not without the prior consent in writing of the Purchaser directly, or indirectly whether by himself, his employees or agents and whether on his own behalf or on behalf of any other person, firm or company or otherwise howsoever, for a period of three years from the date of Completion:

8.1.1                in the United Kingdom carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether for reward or otherwise)

in, provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be engaged in the manufacture, production, distribution, sale or supply of products which are competitive with or of the type supplied by any Group Company at any time during the period of 12 months preceding Completion (“the Restricted Products or Services”) in competition with any Group Company, provided that this restriction shall not operate to prohibit any Vendor from holding in aggregate up to one per cent of the shares of any competing company the shares of which are listed or dealt in on a recognised stock exchange;

8.1.2                in relation to the Restricted Products or any of them, solicit or canvass, accept orders from or otherwise deal with any person, firm, company or other organisation who was a customer of any Group Company at any time during the three years prior to Completion or at the date of Completion was in the process of negotiating or contemplating doing business with any Group Company, and with whom that Vendor or any employee who was under the direct supervision of that Vendor had personal dealings in the course of his employment;

8.1.3                solicit or entice away or endeavour to solicit or entice away from any Group Company any director or manager or salesman or other person employed or otherwise engaged by that Group Company on the date of Completion, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of that Group Company;

8.1.4                employ or otherwise engage or procure the employment or engagement of any person who at the date of Completion or during the period of three years prior to Completion was employed or otherwise engaged by any Group Company and who by reason of such employment or engagement is or is reasonably likely to be in possession of any of the Confidential Information except that the Vendors may engage and employ in No 548 Leicester Limited Ngoneh Dickinson;

8.1.5                without the consent of the Purchaser (which consent shall not be unreasonably withheld) be employed or engaged in any company, firm or business which as regards any goods or services is a supplier to or a customer of any Group Company.

8.2           Each of the Vendors undertakes with each Group Company and the Purchaser that he will not at any time after Completion directly or indirectly, whether by himself, his employees or agents or otherwise howsoever:

8.2.1                engage in any trade or business or be associated with any person firm or company engaged in any trade or business using the name Rutland Electric Fencing or any name incorporating the words Rutland Fencing or any similar name or names or any colourable imitation thereof;

8.2.2                in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with any Group Company or,

for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with any Group Company, provided that any Vendor who continues in the employment of any Group Company after Completion shall not be prohibited from claiming, representing or indicating his association in that capacity with that Group Company during the continuance of that employment and in accordance with the terms of his service agreement.

8.3           Each of the Vendors undertakes with each Group Company and the Purchaser that

8.3.1                he will not at any time after Completion directly or indirectly, whether by himself his employees or agents or otherwise howsoever, without the consent of the Company use, whether on his own behalf or on behalf of any third party, or divulge to any third party, any of the Confidential Information; or

8.3.2                if any Group Company shall have obtained any of the Confidential Information from any third party under an agreement including any restriction on disclosure known to him, he will not at any time without the consent of the Company infringe that restriction.

8.4           The restrictions in clause 8.3 shall not apply:

8.4.1                in respect of any of the Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

8.4.2                to any of the Vendors to the extent that he is required to disclose Confidential Information by any applicable law, governmental order, decree, regulation, licence or rule or pursuant to the regulations of any securities exchange or regulatory or governmental body to which he is subject.

8.5           The Vendors acknowledge that they have had the opportunity to take independent advice on the restrictions in clauses 8.1 to 8.4 inclusive. While those restrictions are considered by the parties to be reasonable and necessary for the protection of the value of the Sale Shares, it is agreed that if any of those restrictions, by themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser but would be adjudged reasonable if part or parts of the wording thereof were deleted, then the relevant restriction or restrictions shall apply with such deletion as may be necessary to make it valid and effective.

8.6           Each of the Vendors undertakes to each Group Company and the Purchaser that he will at the request and cost of the Company enter into a direct agreement or undertaking with any other Group Company or Group Companies whereby he will accept restrictions and provisions corresponding to the restrictions and provisions contained in clauses 8.1 to 8.4 inclusive.

9              Continuing effects of this Agreement

9.1           All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Purchaser’s rights in relation to this Agreement.

10           Announcements

10.1         Save as (but only to the extent ) expressly required by law or by any relevant regulatory, governmental or quasi-governmental authority, all announcements by, of or on behalf of any of the parties hereto relating to the sale and purchase of the Sale Shares shall be in terms to be approved in writing by the Purchaser in advance of issue.

11           Releases, waivers, etc by the Purchaser

11.1         The Purchaser may, in its discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under this Agreement and may do so as regards any one or more of the Vendors under that liability without in any way prejudicing or affecting the liability of or its rights against any other of the Vendors in respect of the same or a like liability, whether joint and several or otherwise.

11.2         Neither the single or partial exercise or temporary or partial waiver by the Purchaser of any right, nor the failure by the Purchaser to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Purchaser to enforce any right or any such provision shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by the Purchaser of, that or any other right or provision.

11.3         The giving by the Purchaser of any consent to any act which by the terms of this Agreement requires such consent shall not prejudice the right of the Purchaser to withhold or give consent to the doing of any similar act.

11.4         Without prejudice to the generality of clause 11.1, if any Vendor shall for any reason not be liable hereunder in respect of any Relevant Breach or be released by the Purchaser from any such liability, the other Vendors shall remain liable in full in respect of such breach notwithstanding and without prejudice to their right to a contribution.

12           Notices

12.1         Except as otherwise provided in this Agreement, every notice (including any request, demand, instructions, communication or other document) under this Agreement shall be in writing and shall be deemed to be duly given if it is addressed to the party to whom it is intended to be given at its authorised address and:

12.1.1              delivered by hand personally to the addressee (or, where the addressee is a corporation, any one of its Directors or its Secretary) or left in a letter box or other appropriate place for the receipt of letters at that address; or

12.1.2              duly sent by prepaid first class post (or by airmail registered post if overseas); or

12.1.3              duly transmitted to that address by facsimile transmission,

and, in proving the giving or service of such notice, it shall be conclusive evidence to prove that the envelope containing such notice was addressed to the authorised address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid first class post (or airmail registered post if overseas) letter, or that the notice was transmitted by facsimile transmission to the facsimile number of the relevant party.  The fact that the intended recipient of a notice shows that he did not receive the same, whether or not that fact was known to the giver of the notice, shall not derogate from the effectiveness in law of the service as provided by this clause 12.

12.2         For the purposes of this clause 12 the authorised address of each of the Vendors shall be the address of the Vendors’ Solicitors or (in the case of notices transmitted by facsimile transmission) any of the facsimile number(s) of the Vendors’ Solicitors and the authorised address of the Purchaser and the Company and each of the Subsidiaries shall be the address of its respective registered office for the time being or (in the case of notices transmitted by facsimile transmission) any of its facsimile number(s) at that address.

12.3         Any notice duly given within the meaning of clause 12.1 shall be deemed to have been both given and received

12.3.1              if it is delivered in accordance with clause 12.1.1, upon such delivery;

12.3.2              if it is duly posted in accordance with clause 12.1.2, on the second (or, when sent by airmail, fifth) business day after the day of posting ;or

12.3.3              if it is transmitted by facsimile transmission in accordance with clause 12.1.3, either upon receipt by the sender during business hours of the correct transmission report, or, if such report is received outside business hours, then at 10.00am on the business day following receipt of the correct transmission report.

12.4         No party shall attempt to prevent or delay the service upon it of any notice connected with this Agreement.

13           Time

13.1         Time shall be of the essence of this Agreement as regards any such time, date or period fixed by this Agreement for the performance of any obligation by any of the parties hereto.

13.2         All references to time in this Agreement are to London time.

14           Entire Agreement

14.1         This Agreement (together with all documents which are required by its terms to be entered into by the parties or any of them) sets out the entire agreement and understanding between the parties in connection with the Company and the sale and purchase and other matters described in this Agreement and supersedes any and all prior representations, agreements, understandings and arrangements written or oral between the parties or their Affiliates relating to the subject matter they cover.

14.2         Nothing in clause 14.1 operates to limit or exclude liability for fraud or dishonesty.

15           Alterations

15.1         No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party hereto.

16           Severability

16.1         Each provision of this Agreement is severable and distinct from the others.  The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law.  If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired, provided that the operation of this clause 16 would not negate the commercial intent and purpose of the parties under this Agreement.

16.2         If any provision of this Agreement is illegal or unenforceable as a result of any time period being stated to endure for a period in excess of that permitted by a regulatory authority, that provision shall take effect with a time period that is acceptable to the relevant regulatory authorities subject to it not negating the commercial intent of the parties under this Agreement.

17           Counterparts

17.1         This Agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into the Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

18           Payment of costs

18.1         Each of the parties shall be responsible for his respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents

19           Default interest

19.1         If any party fails to pay when due any amount payable by it under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on the overdue amount, payable by the defaulting party forthwith on demand, from the due date up to the date of actual payment, after as well as before judgment, at the rate of four per cent per annum above the base rate for the time being of Bank of Scotland plc.  Such interest shall accrue on a daily basis and be compounded annually.

20           Right of set-off

20.1         The Purchaser shall be entitled but not obliged at any time or times without notice to the Vendors to set off the amount of any claim it may have against the Vendors against any liability of the Purchaser to the Vendors under this Agreement. Any exercise by the Purchaser of its rights under this clause 20 shall be without prejudice to any other rights or remedies available to the Purchaser under this Agreement or otherwise.

21           Successors and assigns

21.1         This Agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each party.

21.2         Save as provided in clause 21.3, none of the parties hereto shall be entitled to assign the benefit of any rights under this Agreement.

21.3         The benefit of this Agreement (including the Warranties) shall be freely assignable by the Purchaser to:

21.3.1            any subsidiary or holding company or subsidiary or holding company of such company; or

21.3.2            the following third parties which are providing funding to the Purchaser for the purpose of the acquisition of the Sale Shares:

(i)                   The Governor and Company of the Bank of Scotland; and

(ii)                  Wells Fargo Business Credit Inc,

and, in the event of any such assignment, all references in this Agreement to the Purchaser shall be deemed to include its assigns provided always that if control of the Group Companies passes to a Person all of the shares of which is not owned, directly or indirectly, by Waters Instruments Inc. or by any Person which is an Affiliate of Waters Instruments Inc. that Person may not bring a claim under arising out of or in connection this Agreement and none of the Purchaser or its Affiliates may bring a claim against the Vendors arising out of or in connection with this Agreement except for claims notified to the Vendors in accordance with the terms of this Agreement before control of the Group Companies passes to such a Person.  The provisions of this clause will apply mutatis mutandis on a part disposal of the Group Companies if the claim that relates to any one or more of the Group Companies of which control passes to such a Person.

22           Third Party Rights

22.1         Any Group Company may enforce the terms of this Agreement as if they were parties to it, but no other person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, provided that no right or remedy of any such third party which exists or is available otherwise than by virtue of that Act shall be adversely affected by this Agreement.

23           Applicable law and submission to jurisdiction

23.1         This Agreement shall be governed by and construed in accordance with English law. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement.

24           Address for service

24.1         Each Vendor hereby irrevocably authorises and appoints the Vendors’ Solicitors (or such other person or persons, being a firm of solicitors resident in England, as he may hereafter substitute, as regards himself, by notice in writing to all the other parties hereto from time to time) to accept on his behalf service of all legal process arising out of or connected with this Agreement.

24.2         Service of such process on the person for the time being authorised under clause 24.1 to accept it on behalf of the relevant Vendor shall be deemed to be service of that process on such Vendor.

IN WITNESS whereof this Agreement has been entered into as a Deed the day and year first above written.

Schedule 1

The Vendors

(1) Name	(2) Address	(3)(a) Number of the Sale Shares held	(4) Respective Proportions (per cent rounded)

Leslie Dickinson	1 Alsthorpe Road Oakham Rutland LE15 6FD	788	55.728
Barbara Helen Todd	15 Cambridge Avenue Melton Mowbray Leicestershire LE13 0AA	626	44.272
		1414	100%

Schedule 2

The Company

Date and place of incorporation:	25th May 2004

Registered number:	5136729

Registered office:	Fencing House 8 Lands End Way Oakham Rutland LE15 6RF

Authorised share capital:	£1,000,000 divided into 1,000,000 Ordinary Shares of £1 each

Issued share capital:	1414 Ordinary Shares fully paid

Directors:	Mr L Dickinson Mrs N Dickinson

Secretary:	Mrs N Dickinson

Auditors:	None

Bankers:	None

Accounting reference date:	31st May

Schedule 3

The Subsidiaries

Name:	Rutland Electric Fencing Co Limited

Date and place of incorporation:	29 August 1985 England and Wales

Registered number:	1942940

Registered office:	Fencing House, 8 Land’s End Way, Oakham, Rutland LE15 6RF

Authorised share capital:	£1,000,000 divided into 1,000,000 Ordinary Shares of £1 each

Issued share capital:	1414 Ordinary Shares fully paid held as follows:

	Number of shares	Registered holder	Beneficial owner
	788	Mr L Dickinson	The Company

	626	Mrs B Todd	The Company

Directors:	L Dickinson and Mrs N Dickinson

Secretary:	Mrs N Dickinson

Auditors:	Dawes & Sutton

Bankers:	Barclays Bank plc

Accounting reference date:	31 December

The Subsidiaries

Name:	Electric Shepherd Products Limited

Date and place of incorporation:	7 February 1983 England and Wales

Registered number:	1697140

Registered office:	Fencing House, 8 Land’s End Way, Oakham, Rutland LE15 6RF

Authorised share capital:	£10,000 divided into 10,000 Ordinary Shares of £1 each

Issued share capital:	4,000 Ordinary shares fully paid held as follows:

	Number and class of shares	Registered holder	Beneficial owner

	4,000 Ordinary	Rutland	Rutland

Directors:	L Dickinson and Mrs N Dickinson

Secretary:	Mrs N Dickinson

Accounting reference date:	31 December

The Subsidiaries

Name:	Rutland Electric Fencing Co. (Scotland) Limited

Date and place of incorporation:	18 July 1983 England and Wales

Registered number:	1740362

Registered office:	Fencing House, 8 Land’s End Way, Oakham, Rutland LE15 6RF

Authorised share capital:	£10,000 divided into 10,000 Ordinary Shares of £1 each

Issued share capital:	4,000 Ordinary shares fully held as follows:

	Number and class of shares	Registered holder	Beneficial owner

	4,000 Ordinary	Rutland	Rutland

Directors:	L Dickinson and Mrs N Dickinson

Secretary:	Mrs N Dickinson

Accounting reference date:	31 December

Schedule 4

The Properties

Part A - Leasehold Properties

No	Description	Proprietor	Date of Lease	Parties to Lease	Term and current rent	Occupier (s)	Actual use
1	Fencing House, 8 Land’s End Way, Oakham	No.548 Leicester Limited	22 September 2004	(1) No. 552 Leicester Limited (2) Rutland	Term: 25 years	Rutland	factory, warehouse and offices for electric fencing products
2	23 Pillings Road, Oakham	No.548 Leicester Limited	22 September 2004	(1) No. 552 Leicester Limited (2) Rutland	Term: 10 years	Rutland	factory for electric fencing products
3	25 Pillings Road, Oakham	No.548 Leicester Limited	22 September 2004	(1) No. 552 Leicester Limited (2) Rutland	Term: 10 years Rent: [insert]	Rutland	factory for electric fencing products
4	11 West Road, Bechin	No.548 Leicester Limited	22 September 2004	(1) No. 552 Leicester Limited (2) Rutland	Term: 10 years Rent: [insert]	Rutland	Warehouse and offices for electric fencing products

Part B - Leasehold Properties where a Group Company retains a residual liability as a guarantor or as a former tenant

None

Schedule 5

Directors and employees

Part A - Additional Directors

Gerald W Grabowski

Gregory John Anshus

Donald Gene Dalland Jr

Part B - New Secretary

Gregory John Anshus

Part C - Retiring Directors

L Dickinson and Mrs N Dickinson

Part D - Retiring Secretary

Mrs N Dickinson

Schedule 6

General Warranties

1              Factual statements

1.1           All statements of fact in this Agreement are correct.

2              Constitution and structure of the Company/Group

2.1           All references in this Schedule 6 to the Company shall unless the context otherwise requires be construed as references to every Group Company.

2.2           The Company is a private company limited by shares incorporated in England.

2.3           The Sale Shares constitute the entire issued share capital of the Company and all the other information set out in Schedule 1 and all the information set out in Schedules 2 and 3 is complete and accurate in all respects.

2.4           The Subsidiaries are the only subsidiaries of the Company and are all wholly owned by the Company free from any liens, charges or encumbrances ;

2.5           The Company has not, and has not at any time during the period of six years ending on the date of this Agreement had any:

2.5.1                interest in the share capital of, or other investment in, any body corporate other than the Subsidiaries;

2.5.2                subsidiary undertakings (as defined in ss258-260 CA 1985);

2.5.3                interest in any partnership, joint venture or consortium and is not a member of any corporate or unincorporated association or arrangement for sharing profit other than the Subsidiaries ; or

2.5.4                branch, agency, place of business or permanent establishment outside the United Kingdom (“overseas branch”) or substantial assets outside the United Kingdom;

and has no outstanding obligation to acquire any such interest or overseas branch or in respect of any such interest or overseas branch formerly owned by it or agreed to be acquired by it.

2.6           True and complete copies of the Memorandum and Articles of Association of the Company (having attached thereto copies of all such resolutions and agreements as are by law required to be attached thereto) are attached to the Disclosure Letter.  The Company has at all times carried on its business and affairs in all respects in accordance with its Memorandum and Articles of Association and all such resolutions and agreements.

2.7           There is no shadow director of the Company.

3              Powers and obligations of the Vendors

3.1           Each Vendor has full power to execute, deliver and perform his obligations under this Agreement.

3.2           This Agreement constitutes, and the other documents executed by each Vendor which are to be delivered at Completion will, when executed, constitute legal, valid and binding obligations of each Vendor enforceable in accordance with their respective terms.

3.3           The execution and delivery of, and the performance by each Vendor of his obligations under, and compliance with the provisions of, this Agreement by such Vendor will not:

3.3.1                result in a breach of, or constitute a default under, any instrument to which such Vendor is a party or by which such Vendor is bound; or

3.3.2                result in a violation of any law or regulation in any jurisdiction having the force of law or of any order, judgment or decree of any court or governmental agency or agreement to which such Vendor is a party or by which such Vendor is bound.

3.4           No Vendor is bankrupt, has proposed a voluntary arrangement or has made or proposed any arrangement or composition with his creditors or any class of his creditors.

3.5           No consent, authorisation, licence or approval of any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Vendors of their obligations under this Agreement.

3.6           No Vendor has or intends to acquire any interest, direct or indirect, in any business which has a close trading relationship with or which competes or is likely to compete with any business now carried on by the Company and, so far as the Vendors are aware, no Vendor Associate has or intends to do so.

4              Compliance with legal requirements

4.1           Compliance has been made with all legal and procedural requirements and other formalities in relation to the Company concerning:

4.1.1                the Memorandum and Articles of Association (including all resolutions passed or purported to have been passed);

4.1.2                the filing of all documents required by the Companies Acts 1985 and 1989 to be filed at Companies House and the Company has filed no such documents during the period of 14 days ending on the date of this Agreement;

4.1.3                issues and grants of shares, debentures, notes, mortgages or other securities;

4.1.4                payments of interest and dividends and the making of other distributions;  and

4.1.5                Directors (including any shadow directors) and other officers.

4.2           Copies of all documents referred to in paragraph 4.1.2 above appear on the Company’s file at Companies House.

4.3           So far as the Vendors are aware:

4.3.1                the Company has obtained all licences, permissions, consents and other approvals required for or in connection with the carrying on of its business in the places and in the manner in which such business is now carried on;

4.3.2                such licences, permissions, consents and approvals (copies of which are enclosed with the Disclosure Letter) are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects, and there are no circumstances which indicate that any of such licences, permissions, consents, or approvals will or may be revoked or not renewed or which may confer a right of revocation.

4.4           All registers and minute books required by law to be kept by the Company have been properly written up and contain an accurate and complete record of the matters which should be dealt with therein and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

4.5           So far as the Vendors are aware, the Company is conducting and has at all times conducted its business in all material respects in accordance with all applicable laws, regulations and administrative requirements in any jurisdiction/of the United Kingdom and elsewhere (including the Consumer Credit Act 1974 and the Data Protection Acts 1984 and 1998) and has no liability for any unlawful act committed by any other person.

4.6           The Company has not received notification that any investigation or enquiry is being or has been conducted by any governmental or other body in respect of its affairs and none of the Vendors are aware of any circumstances which are likely to give rise to such investigation or enquiry.

4.7           There are attached to the Disclosure Letter copies of all charges created by the Company and currently in force and all such charges have been registered (if appropriate) under Part XII CA 1985 and are valid and enforceable.

5              Accounts

5.1           The Accounts, (copies of which are attached to the Disclosure Letter):

5.1.1                comply with the requirements of the Companies Acts 1985 and 1989;

5.1.2                comply with all Statements of Standard Accounting Practice and generally accepted accounting practices in the United Kingdom, Financial

Reporting Standards and Abstracts from the Urgent Issues Task Force current at the date of the Accounts and applicable to a company incorporated in the United Kingdom and have been prepared in accordance with the historical cost convention, on a consistent basis and on the same basis and in accordance with the same accounting policies and estimation techniques as the corresponding accounts for the preceding three financial years;

5.1.3                give a true and fair view of the state of affairs of the Company as at the Accounts Date and of its assets and liabilities as at the Accounts Date and its profits or losses for the financial year ending on the Accounts Date; and have not been affected by any unusual, exceptional or non-recurring items;

5.1.4                make full provision for all established liabilities or make proper provision for deferred liabilities or contain a note in accordance with good accounting practice respecting all contingent liabilities (whether liquidated or unliquidated) at the date of the Accounts, including (without limitation) for the cessation or diminution of any part of the business, closure costs and deferred taxation, Provided that (without limitation) where provision for deferred taxation is not made in the Accounts details of all or any deferred taxation liability have been disclosed to the Purchaser in the Disclosure Letter;

5.1.5                disclose all the assets of the Company as at the Accounts Date and the net book values placed in the Accounts on any of those assets was in accordance with the Accounting Policies; and

5.1.6                do not include any figure which is referable to the value of an intangible asset.

5.2           (Without limiting paragraph 5.1 above):

5.2.1                adequate provision has been made in the Accounts in accordance with the Accounting Policies:

(i)            for depreciation of assets and amortisation;

(ii)           in valuing work-in-progress and stock for any foreseeable losses which may arise on completion or realisation;

(iii)          for any foreseeable liabilities in relation to the disposal of any assets or the cessation or diminution of any part of the business or closures;

(iv)          for bad or doubtful debts; and

(v)           for the future cost (calculated on an actuarial basis) of any unfunded commitments under any pension scheme involving the Company; and

5.2.2                stock has been valued in the Accounts at the lower of cost and net realisable value after wholly writing off all redundant or obsolete stock and appropriately writing down all slow moving and damaged stock in accordance with the Accounting Policies; and

5.2.3                where work in progress has been recognised in the Accounts no value was attributed in respect of eventual profits.

5.3           The results shown by the audited consolidated accounts for each of the three financial periods of the Company immediately preceding the financial year ended on the Accounts Date were not (except as disclosed in those Accounts) affected by any unusual, exceptional or non-recurring item or by any other factor rendering such results for all or any part of such periods unusually high or low.

5.4           The accounting records of the Company have been properly written up on a consistent basis and accurately present and reflect, in accordance with generally accepted accounting principles in the United Kingdom, all the transactions to which the Company has been a party and contain complete and accurate details of the business activities of the Company and of all matters required by CA 1985 to be entered in them.  All relevant financial books and records of the Company are in its possession or otherwise under its direct control.

5.5           The unaudited management accounts of the Company for the period from 1 January 2004, to 30 June 2004 (both dates inclusive) (a copy of which has been attached to the Disclosure Letter) have been carefully prepared in accordance with generally accepted accounting principles in the United Kingdom and on a prudent basis consistent with the Accounts in accordance with the Accounting Policies.

5.6           There have been no reports concerning the Company by accountants or by financial or management consultants within the three years prior to the date hereof.

5.7           The Company is not entitled to the benefit of any debt otherwise than as the original debtor and has not factored or discounted any of its debts or agreed to do so or engaged in financing of a type which would not be required to be shown or reflected in the Accounts.

5.8           All debts (less any specific provision made in the Accounts) due to the Company included in the Accounts have either prior to the date hereof realised or will within three months after such date realise their full amount in cash and no notification has been received that any debts now due to the Company will not or may not within 3 months of the date hereof realise their full amount in cash.

5.9           The accounting reference date of the Company is and has at all times during the last five years been 31 December.

6              Share capital

6.1           There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Sale Shares, there is no agreement or commitment to give or create any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

6.2           The Vendors are entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Sale Shares to the Purchaser on the terms set out in this Agreement.

6.3           No share or loan capital of the Company is now under option or is agreed or resolved conditionally or unconditionally to be created or issued or put under option.

6.4           The Company has not at any time:

6.4.1                reduced or purchased or redeemed or repaid or forfeited or agreed to reduce, purchase, redeem, repay or forfeit any share capital; or

6.4.2                given or agreed to give any financial assistance in connection with any such acquisition of share capital as would fall within sections 151 to 158 (inclusive) CA 1985.

6.5           Since the Accounts Date the Company has not declared, paid or made and is not proposing to declare, pay or make any dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA and none of the reserves appearing in the Accounts are undistributable reserves.

6.6           None of the Sale Shares was, or represents assets which were, the subject of a transfer at an undervalue within the meaning of sections 238 or 339 Insolvency Act 1986 within the past five years.

7              Ownership and condition of assets

7.1           The fixed and loose plant, machinery, furniture, fixtures, fittings, equipment, motor vehicles and all other assets used in relation to the business of the Company are the property of the Company free from any hire or hire-purchase agreement or agreement for payment on deferred terms or bill of sale or any Encumbrance, and have at all material times been and are in the possession of or under the control of the Company.

7.2           The plant register of the Company,  a copy of which is attached to the Disclosure Letter is correct and all the assets listed are owned by the Company and are all the assets (other than the Properties) used in the business of the Company.

7.3           The trading stock (including raw materials) held by the Company is good marketable stock and is capable of being sold in the ordinary course of business as carried on by Rutland prior to Completion in accordance with the current price list without rebate, discount or allowance to a purchaser and there is no damaged or unusable stock or stock that is unsaleable in the ordinary course of business as carried on by Rutland prior to Completion.

7.4           All plant, machinery, vehicles and equipment owned or used by the Company is in good repair and condition and in working order, has been properly serviced and maintained on a regular basis by competent personnel and complies with appropriate safety regulations and is capable of doing the work for which it was designed or purchased and none is dangerous, out-of-date, unsuitable, in need of renewal or replacement or surplus to current requirements.

7.5           The plant register of the Company is attached to the Disclosure Letter and comprises all the assets used in the business as carried on immediately prior to Completion.

7.6           There has been no exercise or purported exercise of any Encumbrance over any of the fixed or other assets of the Company and there is no dispute directly or indirectly relating to any such assets.

7.7           In respect of all plant and machinery held by the Company under any hire-purchase, conditional sale, leasing or rental agreement:

7.7.1                true and accurate particulars of all such hire-purchase and conditional sale agreements, leases and rental agreements are attached to the Disclosure Letter;

7.7.2                the amount of the last rental expressed in the Disclosure Letter to be payable by the Company is the amount currently payable under such hire-purchase, conditional sale, leasing or rental agreement having regard to all its terms, and at the date hereof no circumstance exists by virtue of which the lessor or the owner is or might be entitled to require an upward adjustment to the rental;

7.7.3                no circumstances have occurred which would entitle the lessor or the owner to terminate any such hire-purchase, conditional sale, leasing or rental agreement;

7.7.4                no inquiry or investigation is being conducted by the Inland Revenue concerning the availability to the lessor of capital allowances in respect of the plant and machinery concerned.

7.8           The Company has not acquired, or agreed to acquire, any asset on terms that title to that asset does not pass until full payment is made or all indebtedness incurred in connection with the acquisition of such asset is discharged.

7.9           The Company has not made, or entered into any agreement to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade debts incurred in the ordinary course of business and cash at the bank and all of the Company’s debts which as included in the Accounts (apart from bad and doubtful debts to the extent to which they have been provided for in the Accounts) or which have subsequently arisen have realised or will realise in the normal course of collection and in any event within 3 months of Completion their full value as included in the Accounts or in the books of the Company, and no such debt nor any part of it has been outstanding for more than 2 months from its due date for payment.

8              Insurance

8.1           The schedule of insurances effected by the Company is attached to the Disclosure Letter.

8.2           All premiums due on the policies in respect of such insurance cover (“the Policies”) have been paid; all the other conditions of the Policies have been performed and observed; and none of the Policies has or may become void or voidable as a result of an act or omission of the Company.

8.3           The Policies, together with the receipts for the latest premiums payable in respect thereof, are in the possession of the Company.

8.4           The Policies will continue in full force and effect notwithstanding Completion.

8.5           No claim is outstanding either by the insurer or the insured under any of the Policies and no claim against the Company by any third party is outstanding in respect of any risk covered by any of the Policies or by any policy previously held by the Company.

8.6           There are no circumstances which would or might entitle the Company to make a claim under any of the Policies or which would or might be required under any of the Policies to be notified to the insurers.

8.7           The Company has no keyman insurance or equivalent insurance with respect to any of its directors or employees.

9              Trading

9.1           The Company has not entered into any agreement or arrangement with any customer or supplier on terms materially different from its standard terms of business, copies of which are attached to the Disclosure Letter.

9.2           Save for any warranty implied by law or contained in its standard terms of business, the Company has not given any warranty or guarantee, or made any representation, in respect of goods or services sold or supplied or agreed to be sold or supplied by it.

9.3           No part of the Company’s business has been materially and adversely affected by the loss during the three years ended on the Accounts Date of any important customer or source of supply, (being a customer or supplier which over a period of three months or more during those three years has accounted for ten per cent. or more in value of the goods or services supplied by or to the Company during that period) and no such customer or supplier has given notice to the Company of an intention to cease or reduce trading with or supplies to the Company.

9.4           So far as the Vendors are aware:

9.4.1                neither this Agreement nor Completion is likely to cause the Company to lose the benefit of any right or privilege which it presently enjoys or to cause any person who normally does business with the Company not to continue to do so on the same basis; and

9.4.2                the attitude or actions of customers, suppliers, employees and other persons with regard to the Company will not be otherwise prejudicially affected by the execution of this Agreement or Completion.

9.5           The Company has not committed any breach of any agreement or arrangement to which it is a party which is likely to have an adverse effect on its financial or trading position or prospects.

9.6           The Company is not under any liability:

9.6.1                to replace or remedy defects in any goods, sold or supplied or agreed to be sold or supplied under any contract free of charge; or

9.6.2                to service, repair, maintain, take back or otherwise do or refrain from doing anything in respect of goods which would apply after such goods have been delivered and there is no reason to expect the Company to be called upon to do any such thing in the future in relation to goods previously supplied or agreed to be supplied.

9.7           So far as the Vendors are aware, the Company has not manufactured, sold or supplied any product which does not in every respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

9.8           The Company has not paid to any person any sum in the nature of a bribe or inducement.

9.9           The Company is not a party to any confidentiality or secrecy agreement or undertaking or other arrangement which may restrict its use or disclosure of any information.

9.10         The Company holds all adequate records, information and data necessary in order to carry on its business as presently carried on.

9.11         The Company has exclusive ownership (free of any lien or other third party right) of and direct control of and access to:

9.11.1              all documents of title relating to its assets;

9.11.2              all subsisting written agreements to which it is a party;

9.11.3              all records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or otherwise wholly or partly dependent on any system (including, without limitation, any electronic, mechanical or photographic process whether computerised or not) whether operated by the Company or not.

9.12         No substantial part of the business is carried on under the agreement or consent of a third party, nor is there any agreement which significantly restricts the fields in which the Company carries on the business.

9.13         There are not now outstanding any agreements or arrangements (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which the Company is under a prospective or contingent liability in respect of any disposal by the Company of a material part of its assets or business or any substantial part thereof.

9.14         The Company has, where necessary, self certified its products to European standard EN55014 or procured the appropriate independent certification of its products to

British standard BSEN61011-1-2 and so far as the Vendors are aware there are no circumstances that might lead to the invalidation or withdrawal of such certifications.

10           Transactions since the Accounts Date

10.1         Since the Accounts Date:

10.1.1              the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the 12 months preceding the Accounts Date and the Company has entered into transactions and incurred liabilities in the ordinary course of day-to-day trading operations and not otherwise;

10.1.2              the Company has not acquired or agreed to acquire any single asset having a value in excess of £10,000 or assets having an aggregate value in excess of £25,000;

10.1.3              the Company has not disposed of, or agreed to dispose of any asset (excluding stock disposed of in the ordinary and usual course of business) having a value reflected in the Accounts in excess of £10,000 or acquired since the Accounts Date;

10.1.4              there has been no material adverse change in the financial or trading position or prospects of the Company including any adverse change in respect of turnover, profits, margins of profitability, liabilities (actual or contingent) or expenses (direct or indirect) of the Company and the business has been carried on in the ordinary course and in the same manner (including nature and scale) as immediately before the Accounts Date;

10.1.5              no supplier of the Company has ceased or restricted supplies or threatened to do so;

10.1.6              no loan made by the Company which remains outstanding has become due and payable in whole or in part;

10.1.7              no loan or loan capital has been repaid by the Company in whole or in part or has become liable to be so repaid;

10.1.8              save for the ordinary business of an Annual General Meeting, there has been no resolution of or consent by the members or any class of members of the Company;

10.1.9              the Company has not borrowed or raised any money or taken up any financial facilities and the Company has not repaid any borrowing or indebtedness in advance of its stated maturity;

10.1.10            the Company has not sold or agreed to sell or factor a debt and no debt has been released, deferred, subordinated or written off by the Company;

10.1.11            the Company has not assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) for a value in excess of £10,000;

10.1.12            the Company has paid its creditors within the time limits agreed with such creditors;

10.1.13            the Company has not offered price reductions or discounts or allowances on sales of trading stock or services or provided them at less than cost to an extent that may materially affect its profitability; and

10.1.14            there has been no loss or material curtailment of business transacted by the Company with any customer which at any time in the preceding financial year represented five per cent or more of the turnover of the Company.

10.1.15            no management or similar charge has become payable by the Company;

10.1.16            no payment has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on, any of the Vendors, any past or present director of the Company or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with any Vendor or any such director; and

10.1.17            declared or paid any distribution of profit.

11           Financial matters

11.1         Full details of all bank accounts maintained or used by the Company (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of these accounts and statements showing the balance on each account as at the close of business on a date not being more than seven days prior to the date of this Agreement are attached to the Disclosure Letter.  Since the date of each statement no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading, and the present balances are not substantially different from those shown in the statement.

11.2         Amounts represented by cheques, warrants, mandates or other payment instructions issued or given by the Company which at the date of this Agreement remain outstanding or unpaid or unperformed do not exceed in the aggregate £1,000.

11.3         In relation to all overdraft, loan and other financial and leasing facilities available to the Company:

11.3.1              full details thereof and the amounts outstanding under them at the close of business on the day preceding the date of this Agreement and true and correct copies of all documents relating thereto are attached to the Disclosure Letter;

11.3.2              there has been no contravention of or non-compliance with any provision of any such document;

11.3.3              no steps for the enforcement of any encumbrances have been taken or threatened;

11.3.4              there has not been any alteration in the terms and conditions of any of the said arrangements or facilities, all of which are in full force and effect;

11.3.5              nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced; and

11.3.6              none of the arrangements is dependent on the guarantee or indemnity of, or on any security provided by, a third party.

11.4         The total amount borrowed by the Company:

11.4.1              from its bankers does not exceed its overdraft facilities; or

11.4.2              from whatsoever source does not exceed any limitation on borrowing contained in the Articles of Association or any debenture or loan instrument or other deed or document binding on it.

11.5         Save for the borrowings referred to in paragraphs 11.3 and 11.4 the Company:

11.5.1              does not have outstanding any loan capital;

11.5.2              has not incurred or agreed to incur any borrowing which it has not repaid or satisfied;

11.5.3              has not lent or agreed to lend any money which has not been repaid to it;

11.5.4              does not own the benefit of any debt present or future (other than debts due to it in respect of the sale of trading stock in the normal course of trading); and

11.5.5              is not a party to or has any obligation under:

(i)            any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

(ii)           any other arrangement the purpose of which is to raise money or provide finance or credit.

11.6         No event has occurred or been alleged which is or, with the passage of a time and/or the giving of any notice, certificate, declaration or demand, would become an event of default under, or a breach of any of, the terms of any loan capital, borrowing, debenture or financial facility of the Company or would entitle any third party to call for repayment prior to normal maturity.

11.7         The Company is neither a party to, nor has any liability (including, without limitation, any prospective or contingent liability) under, any guarantee, indemnity or other agreement to secure or support an obligation of a third party.

11.8         There is no outstanding indebtedness on any account whatsoever owing by the Company to any of the Vendors or by any of them to the Company.

11.9         The Company is not a party to, or has not agreed to enter into, any lending or purported lending agreement or arrangement (other than agreements to give credit in the ordinary course of business).

11.10       The Vendors have not given any guarantee or indemnity or created any other like obligation or given comfort in support of the Company which remains outstanding.

11.11       The Company has not given any guarantee or indemnity or created any other like obligation in respect of a Group Company or otherwise which remains outstanding.

11.12       The Company does not have any credit cards in issue in its own name or that of any officer or employee of the Company or any person connected with any officer or employee.

11.13       The Company does not hold any security (including any guarantee or indemnity) which is not valid and enforceable by the Company against the grantor thereof in accordance with its terms.

11.14       Completion of this Agreement will not result in the creation, crystallisation or enforcement of any Encumbrance over any asset of the Company.

11.15       The Disclosure Letter contains full details of each grant or subsidy or other financial assistance received or receivable by the Company from any governmental or quasi-governmental authority and the Company has not done, or omitted to do, any act which could result in all or part of any such assistance becoming repayable early or being forfeited or withheld and the Vendors have no reason to expect that Completion of this Agreement will give rise thereto.

11.16       No loan has been made by the Company in breach of the Consumer Credit Act 1974.

12           Employees

12.1         The Disclosure Letter sets out the full details of employment in relation to each employee worker and officer of the Company and such details are complete and correct in all respects and no other terms and conditions are applicable to the employment of such people.

12.2         There are no collective nor workforce agreements relating to the employment of the employees.

12.3         All contracts of employment between the Company and its directors and employees contain provisions to the effect that all inventions made by employees of the Company in the course of their normal duties will vest exclusively in the Company under section 39 Patents Act 1977, and no employee will be entitled to make any claim against the Company to any rights in any employee invention or for compensation under section 40 Patents Act 1977.

12.4         Save as disclosed in the Disclosure Letter, the Company has not:

12.4.1              offered to employ or engage any person where such employment or engagement will take effect after Completion;

12.4.2              made, agreed or proposed or entered into negotiation or received any request for any change in the terms of employment by the Company of any employee where such change is due or expected within six months from the date of this Agreement.

12.5         There are no home-working, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any employees of the Company.  There are no schemes or programmes for the employment or training or inward or outward secondment of workers by the Company other than under its full control.

12.6         The Company does not use the services of outworkers, agency or other self-employed persons, contracted labour or agents.

12.7         The Company has maintained adequate up to date records regarding the service of each of its employees (including details of terms of employment, payments of statutory or other sick pay, statutory or other maternity, paternity or adoption pay, disciplinary and health and safety matters, income tax and social security contributions and termination of employment), copies of all underlying documentation relating to schemes operated by the Company in connection with the matters referred to in this paragraph 12.7 are attached to the Disclosure Letter and the Company is not proposing to adopt any new scheme in relation to any such matters.

12.8         Since the Accounts Date, no employee has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any employee or former employee is in arrears and unpaid other than his salary for the month current at the date of this Agreement and in respect of the reimbursement of expenses and none of them is entitled to accrued but unpaid holiday pay or holiday leave accrued but not taken in respect of the Company’s current or previous holiday year.

12.9         The Company is not involved in any dispute with its employees or any of them affected by (or in any negotiation under or affected by) the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and the Race Relations Act 1976, the Disability Discrimination Act 1995 and the Trade Union and Labour Relations (Consolidation) Act 1992 and there are no present circumstances (including Completion) which are likely to give rise to any such dispute.

12.10       Within a period of one year preceding the date of this Agreement:

12.10.1            the Company has not given notice of any redundancies to the Secretary of State for Employment or started consultations with any independent trade union or unions under Part IV Trade Union and Labour Relations

(Consolidation) Act 1992 and the Company has not failed to comply with any obligation under such Part IV; and

12.10.2            the Company has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 and the Company has not failed to comply with any duty to inform and consult any independent trade union.

12.11       The Company does not operate or intend to operate and has not operated any short time working scheme or arrangement or any redundancy or re-deployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

12.12       No gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee of or consultant to the Company; and there is no outstanding obligation or ex gratia arrangement for the Company to pay any compensation to any present or former director, officer, employee or consultant.

12.13       There is no existing, pending or threatened dispute between the Company and any material number or category of its employees or any trade union or other organisation formed for a similar purpose.  The Company has not recognised or done any act which might be construed as recognition of a trade union nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition and there is no collective bargaining agreement or other arrangement (whether binding or not) between the Company and any trade union or other body representing its employees.

12.14       The Company is not involved and has not during the 12 months prior to the date of this Agreement been involved in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

12.15       There is no person previously employed or engaged by the Company who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the Company.

12.16       There are no employees who have been absent due to sickness leave for more than three months in the 12 month period ending on the date of this Agreement.

12.17       With the exception of PAYE and national insurance contributions in respect of the payment period current at Completion the Company does not have outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other levy arising in connection with the employment or engagement of personnel by the Company.

12.18       The Company does not have and is not proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other incentive scheme for any director, officer or employee.

12.19       There are no training schemes arrangements or proposals in existence nor have there been any such schemes or arrangements at any material time in the past in respect of which a levy may become payable by the Company under the Industrial Training Act 1982.

12.20       So far as the Vendors are aware (without making any enquiries of such persons), neither this Agreement nor Completion will or is likely to cause any director, officer or senior employee to terminate his engagement or employment with the Company;

13           Pensions

13.1         Save for:

13.1.1              a stakeholder pension scheme insured with the Legal & General;

13.1.2              an occupational pension scheme insured with Friends Provident for Peter Sanguinetti;

13.1.3              an occupational pension scheme insured with Friends Provident for Dennis Gordon Dickinson; and

13.1.4              a group personal accident insurance with Chubb Insurance Company of Europe (collectively “Schemes”),

the Company has no plans, schemes or arrangements in relation to death, disability or retirement of any of its current or past directors or employees.

13.2         In relation to each of the Schemes:

13.2.1              complete and accurate details of it (including, where appropriate, copies of all trust deeds and rules together with copies of all amending deeds and resolutions and the latest actuarial reports) and of the basis on which the Company makes or is liable to make contributions to it are contained in the Disclosure Letter or where complete and accurate details are not disclosed, the Vendors warrant that full disclosure would not materially alter a purchaser’s assessment of the liabilities of the Company;

13.2.2              all contributions which are payable by the Company in respect of it and all contributions due from the employees of the Company as members of it have been duly made and the Company has fulfilled all its obligations under it;

13.2.3              it has been administered in accordance with all relevant requirements of the Pensions Schemes Act 1993, the Pensions Act 1995 and in accordance with the trusts, powers and provisions of the Schemes and all other applicable laws, regulations and requirements of any competent governmental body or regulatory authority;

13.2.4              every person who has had a right to join, or apply to join, it has been properly advised of that right and no employee has been excluded from membership of it or from any of the benefits under it in contravention of Article 198 of the EC Treaty or section 62 of the Pensions Act 1995;

13.2.5              no undertakings or assurances have been given to any employee of the Company as to the continuation, introduction, increase or improvement of any pension rights or entitlements which the Company and/or the Purchaser would be required to implement in accordance with good industrial relations practice and whether or not there is any legal obligation so to do;

13.2.6              no power to augment benefits has been exercised;

13.2.7              no discretion has been exercised to admit to membership a present or former director or employee who would not otherwise be eligible for admission to membership;

13.2.8              no discretion has been exercised to provide in respect of a member a benefit which would not otherwise be provided;

13.2.9              all benefits (other than a refund of contributions with interest where appropriate) payable on the death of a member while in service, or during a period of sickness or disability of a member, are fully insured under a policy effected with an insurance company to which section 659B of ICTA 1988 applies and the Vendors are not aware of any circumstances in which such insurance would be invalidated;

13.2.10            all pensions (where applicable) are money purchase benefits within the meaning of section 181(1) Pension Schemes Act 1993;

13.2.11            it is an exempt approved scheme or a stakeholder pension scheme approved or capable of being approved under ICTA 1988 and the Vendors are not aware of any reasons why any such approval could be withdrawn;

13.2.12            all consultancy, legal or other expenses have been paid and no such services have been provided for which an account has not been rendered;

13.2.13            no claim has been threatened or made or litigation commenced against the trustees or administrator or against the Company or any other person whom the Company is or may be liable to indemnify or compensate in respect of any matter arising out of or in connection with the Schemes and so far as the Vendors are aware, there are no circumstances which may give rise to any such claim or litigation.

13.3         No death, disability or retirement gratuity is currently being paid or has been promised to or in respect of any officer or employee of the Company.

14           Contracts

14.1         The Company is not a party to any agreement for the supply by or to the Company (whether as principal or as agent) of any goods or services including (but not limited to) distributorship, agency, manufacturing, licensing, supply or management agreements excluding agreements which in the ordinary course and in accordance with their terms are likely to be discharged by performance within 3 months of the date hereof.

14.2         No liability in respect of any claim against the Company arising out of any defect in design, material or workmanship of any goods supplied by the Company before Completion or out of any error or omission on the part of the Company in the supply of any service before Completion will exceed in amount the limit of insurance cover in force for the benefit of the Company against such a claim.

14.3         The Company is not a party to any contract, obligation or arrangement which:

14.3.1              is of an unusual or abnormal nature, or outside the ordinary course of trading or involving or which may involve obligations on the Company calling for special mention;

14.3.2              is of a long term nature (that is, unlikely to have been fully performed in accordance with its terms within six months after the date on which it was entered into or undertaken); or

14.3.3              cannot be terminated by the Company in accordance with its terms on no more than three months’ notice; or

14.3.4              gives any party an option to acquire or dispose of any asset or requires another person to do so; or

14.3.5              is likely to result in a loss to the Company on completion or performance; or

14.3.6              cannot readily be fulfilled or performed by the Company on time without undue or unusual expenditure of money, effort or personnel; or

14.3.7              constitutes a commercial transaction or arrangement which deviates from the usual pattern for the Company; or

14.3.8              involves payments by or to the Company by reference to fluctuations in any index of retail prices, any other index, the rate of exchange for any currency or the cost or value of any raw material or commodity (other than contracts in the ordinary course of trading); or

14.3.9              (or in relation to which) any relevant requirements of section 319 Companies Act 1985 have not been complied with; or

14.3.10            involves or is likely to involve outstanding expenditure by the Company of more than £10,000; or

14.3.11            involves or is likely to involve the supply of goods or services the aggregate sales value of which will represent in excess of 1 per cent. of the turnover of the Company for the preceding financial year; or

14.3.12            is a contract for hire or rent, hire-purchase or purchase by way of credit or instalment payment or for maintenance of the Company’s assets; or

14.3.13            relates to matters outside its ordinary business or was not entered into on arm’s length terms and the Company has no offer, bid, tender or proposal outstanding which by the acceptance or other act of some other person would give rise to any such transaction.

14.4         The Company has no liability for industrial training levy or for any other statutory or governmental levy or charge.

14.5         There are no powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on behalf of the Company (other than on such authority of directors or of employees as either is ostensible or is implied to enter into routine contracts in the normal course of their duties).

14.6         The Company is not a party to any agreement or arrangement or under any obligation under which it is or may become liable to make any investment of a type listed in Schedule 2 Part II of the Financial Services and Markets Act 2000 with, or to deposit any money with or to provide any loan or financial accommodation or credit (other than normal trade credit) to, any person or to subscribe, convert, acquire, dispose of or underwrite any investment.

15           The Properties and other interests in land

15.1         For the purposes of this clause 15 “Planning Acts” means the Town and Country Planning Acts or any other enactment for the time being in force relating to the use, development of land and buildings.

Each company specified in Schedule 4 is the legal and beneficial owner of those Properties set opposite its name in that schedule and there are no other properties owned or occupied by a Group Company or in which a Group Company has any right or interest.  The information set out in Schedule 4 is true and complete and accurate at the date hereof.

15.2         Where the grant of any estate or interest in land in favour of Rutland constitutes a “registrable disposition” under the Land Registration Act 2002, the disposition has been perfected by registration at the Land Registry.  The legal title to such of the Properties as are registered is an absolute title.  Where the title to any of the Properties is not properly vested in No 548 Leicester Limited the Vendors shall at their own expense and prior to Completion procure the execution of all such documents and take or procure such steps as may be necessary to vest such Properties in that company.

15.3         Each of the Properties is free from:

15.3.1              any mortgage, charge, rent-charge, lien, encumbrance or other third party right in the nature of security and no such matter exists which is capable of registration against any of the Properties;

15.3.2              any Land Charge, Local Land Charge, caution, inhibition, notice or Land Registry restriction as far as the Seller is aware; and

15.3.3              any interests under schedules 1 and 3 (as amended by schedule 12) to the Land Registration Act 2002 as far as the Seller is aware.

15.4         No 548 Leicester Limited has vacant possession of each of the Properties vested in it and there are no circumstances known to the Vendors which would entitle or require any landlord or any other person to exercise any powers of entry or right to forfeiture or right to take possession or which would otherwise restrict or terminate the continued sole and exclusive possession or occupation of each of the Properties by the Company.

15.5         No person is entitled to any option, right over, interest in, right of pre-emption, first refusal, surrender or determination relating to any of the Properties nor is any person in the course of acquiring any of these.

15.6         The Seller is not aware of any covenant, stipulation, restriction, encumbrance, easement, right of way, exception, reservation, grant, condition, agreement or declaration affecting any of the Properties or its use nor is there any subsisting or alleged breach of any of the said matters.

15.7         As far as the Seller is aware Rutland has paid all outgoings which have become due in respect of each of the Properties except for the rents and other sums that are due under the Leases.  As far as Seller is aware Rutland has performed and observed all its obligations under all covenants (whether affecting the freehold or leasehold titles), conditions, agreements, statutory requirements, planning consents, byelaws, orders and regulations affecting any of the Properties, its use and any business of Rutland there carried on.  No notice of any breach of any such matter has been received.  As far as the Seller is aware no use of any of the Properties contravenes any of such covenants, conditions, agreements, statutory requirements, planning consents, byelaws, orders or regulations.

15.8         The Seller’s actual use of each of the Properties is specified in Schedule 4 and is of right or permitted under the Planning Acts.  The Seller is not aware of any contravention of any of the provisions of the Planning Acts.  There are no outstanding enforcement notices, Stop Notices, enforcement proceedings or appeals (whether against refusal, deemed or otherwise, conditions or enforcement). No planning permission is suspended or remains unimplemented in whole or in part.  No planning application has been submitted which awaits determination.

15.9         The Seller is not aware of any outstanding orders or notices affecting any of the Properties nor any proposals of any local or other authority (involving compulsory acquisition or requisition or otherwise) or any other circumstances which may result in any such order or notice being made or served or which may otherwise adversely affect any of the Properties.

15.10       There are not in force or required to be in force any licences (whether under the Licensing Act 1964 or otherwise) which apply to any of the Properties or to the business carried on therein.

15.11       Rutland has not received notice of nor is it aware of any dispute relating to any of the Properties.

15.12       None of the Properties or any parts thereof are not occupied by Rutland.  :

15.13       The written replies given by or on behalf of the Vendors to enquiries raised by the Purchaser’s solicitors in respect of any of the Properties are true and accurate in all respects and not misleading.

15.14       No solicitors other than the Vendors’ Solicitors are instructed by or on behalf of the Company in connection with any matter relating to any of the Properties except for this Agreement and the Disclosure Letter.

15.15       Since the Accounts Date the Company has not acquired or disposed of or agreed to acquire or dispose of the whole or any part of any land or buildings or any interest therein except for the sales of the freehold interest in the Properties to No 552 Leicester Limited and the grant of the leases by No 552 Leicester Limited to Rutland.

15.16       The Company does not have any residual liability under a lease of any of the Properties where the Company retains the residual liability for the performance of the tenant’s covenants in the lease as a result of a guarantee given by the Company or the Company having been a former tenant.

15.17       In respect of any lease formerly vested in the Company where such lease in accordance with section 1(3) Landlord and Tenant (Covenants) Act 1995 is:

15.17.1            not a “new tenancy” the Company upon assigning or otherwise disposing of the lease received a full and legally effective indemnity in respect of its liability under the lease;

15.17.2            a “new tenancy” the Company upon assigning the lease was released from all liability for the performance of all tenant’s covenants in the lease by virtue of the 1995 Act and remains liable in respect of such a lease solely by reference to an authorised guarantee agreement (as that term is defined by section 16 of the 1995 Act) given to the reversioner of the lease consequent upon its assignment.

16           Environmental Matters

16.1         For the purposes of this paragraph 16:

“Environment” means the natural and man-made environment and all or any of the following media namely air (including air within buildings and air within other natural or man-made structures above or below ground), water (including water under or within land or in drains or sewers and inland waters), land and any living organisms or systems supported by those media;

“Environmental Law” means all applicable laws, regulations, European Union Directives, statutes, sub-ordinate legislation, common law, civil codes and other national and local laws and all judgments, orders, instructions or awards of any court or competent authority and all codes of practice, industry agreements and guidance notes which relate or apply to the Environment or human health and safety and includes all laws relating to actual or threatened emissions, seepages, discharges, escapes, releases or leaks of pollutants, contaminants or Hazardous Substances relating to the creation, handling, storage, disposal or licensing of the same and laws relating to labelling, distribution and packaging of waste and include Part IIA of the

Environmental Protection Act 1990 and the guidance thereunder and the Pollution Prevention and Control Act 1999;

“Hazardous Substances” means any substance or organism which alone or combinations with others may cause harm or damage to the Environment, human health and safety, flora or fauna and includes without limitation, any hazardous or toxic materials, pollutants and Waste;

“Permit” means any licence, consent, authorisation, certification, permission, registration or permit required under Environmental Law;

“Waste” means any discarded, unwanted, broken, spoiled or surplus substance, material or article and includes any waste as defined in the Environmental Protection Act 1990, in any regulations made under that Act or by any Court of competent jurisdiction.

16.2         Compliance

16.2.1              Rutland has at all times complied with Environmental Law.

16.2.2              There are no circumstances in relation to Rutland which give rise or have given rise to any civil, criminal, administrative or other action, claim, suit, complaint, proceeding, investigation, decontamination, remediation or expenditure by any person or competent authority under Environmental Law in relation to any matter including any properties now owned or formerly owned by Rutland.

16.2.3              Rutland has obtained and there are in full force and effect and Rutland has at all times complied with all Permits necessary for the business of Rutland and there are no circumstances which could lead to the revocation, cancellation, suspension, modification, variation or alteration of such Permits and there are no circumstances which necessitate any works or expenditure (other than routine maintenance) in order to continue to comply with the Permits.

16.2.4              At no time has Rutland received any notice or intimation alleging a breach of the terms of a Permit or alleging any other breach of Environmental Law.

16.2.5              There are no circumstances which could require any further Permits to be obtained in connection with the current business of Rutland which require works or additional material expenditure to ensure compliance with such Permits.

16.2.6              All assessments, reviews, reports, returns, information and audits required by Environmental Law including for the avoidance of doubt any such assessment, review, return, information or audit relating to health and safety in the workplace or any Permit have been properly carried out and submitted to the appropriate authorities and their recommendations and requirements implemented where required by Environmental Law.

16.2.7              Hazardous Substances kept on any of the Properties or used in connection with or produced by any activities by Rutland have been kept in proper tanks, containers or proper storage buildings, as the case may be, all of the foregoing being appropriate for the substance stored and fit for the designated purpose and compliant with Environmental Law.

16.3         Contamination

16.3.1              Rutland has not received any Remediation Notice or other communication of whatever nature (oral or written) from any local authority or the Environment Agency in respect of the designation of any or part of any of the Properties as contaminated land under the Environmental Protection Act 1990.

16.3.2              There are no matters whatsoever in relation to Rutland which have given rise to any claim, action or obligation whether in nuisance, trespass, negligence, or the rule under Rylands v Fletcher, or under any other agreement, legal duty or obligation relating to the activities of it or concerning employee or third party exposure to any material, product, substance, Waste, air or noise emission or hazard or contamination.

16.4         Health and Safety

16.4.1              Rutland has not received any written communication from the Health and Safety Executive, local authority or other competent authority in the last three years, failure to comply with which would constitute a breach of the Health and Safety at Work etc Act 1974 or any of the requirements imposed under that Act or any regulation made under that Act or any other law relating to health and safety.

16.5         Waste

16.5.1              Rutland has not received, generated, handled, used, stored, treated, transported, kept, deposited or disposed of Waste at, on, or under any of the Properties and has not permitted any third party to do so nor has Rutland reasonable cause to believe that any third party has done so.

16.5.2              Rutland complies with all its responsibilities in relation to packaging waste and can continue to do so without incurring unbudgeted expenditure and is a fully paid-up member of a scheme for the purposes of the Producer Responsibility (Packaging Waste) Regulations 1997 (as amended) and has complied with those Regulations and the said scheme.

17           Insider Matters

17.1         There is not, nor during the six years prior to the date hereof has there been, any agreement, arrangement, loan, quasi-loan or undertaking to which the Company is a party and in which the Vendors or any other person beneficially interested in the share capital of the Company at that time or (except for service agreements) any director of the Company or any person associated with any of them within the meaning of section 435 Insolvency Act 1986 is or has been interested.

17.2         There are no agreements, arrangements or liabilities, actual or contingent, outstanding or remaining in whole or in part to be performed between the Company and any Vendor Associate.

17.3         The Company has not been party to any transaction falling within section 320 Companies Act 1985 (substantial property transactions).

17.4         No Group Company has transferred any asset to any of the Vendors, or to any person beneficially interested in any part of the share capital of any Group Company, or any director of any Group Company or any person associated with any such director (within the meaning of section 435 Insolvency Act 1986), except at market value.

18           Intellectual Property Rights

18.1         Definitions

For the purposes of this paragraph 18:

“Company IPR” means all rights in Intellectual Property, including applications for rights, which are either owned by the Company or licensed to the Company on an exclusive basis;

“Intellectual Property” means patents, registered trade marks and registered designs (including applications and the right to apply for any of the same in any country in the world), any other rights in inventions, discoveries and improvements, unregistered trade marks (including any trade, brand or business names or get-ups devices and logos), copyright (including all such rights in any information, know-how or techniques relating to the business and in any computer software and typographical rights), moral rights; design rights, database rights, rights in Domain Names the Know-how and the Confidential Information and any other industrial or intellectual property right subsisting in any country in the world (in each case for the full period thereof and all extensions and renewals thereof);

“Know-how” means all industrial, commercial and technical and accounts records and information (wherever located) relating to the activities of the Company; and

“Third Party IPR” means all rights in Intellectual Property owned by any person other than the Company, including applications for rights, and licensed to the Company on a non-exclusive basis for use in connection with the business.

18.2         Company IPR

18.2.1              The Company IPR is listed in the Disclosure Letter.

18.2.2              All Company IPR (save for that licensed to the Company on an exclusive basis) is vested in and beneficially owned solely by the Company free from and clear of any restrictions or encumbrances and is in full force and effect and not subject to any application for cancellation or amendment or licence of right or compulsory licence.

18.2.3              The Company is registered or has applied to be registered as the proprietor of all the patents, registered trade marks and registered designs listed in the

Disclosure Letter and none of the Company’s registered trade marks is associated with any trade mark held by a proprietor other than the Company.

18.2.4              Particulars of all unregistered trade marks comprised in the Company IPR, including any trade, brand or business names, devices and logos are listed and described in the Disclosure Letter.

18.2.5              All inventions used by or relating to the business of the Company made by employees of the Company were made in the course of the normal duties of the employee concerned and in circumstances such that all rights in them vest exclusively in the Company under section 39 Patents Act 1977, and no claim to any rights in any employee invention or for compensation under section 40 Patents Act 1977 or otherwise has been made against the Company nor to the best of the knowledge information and belief of the Vendors is any such claim likely to be made.

18.2.6              Copyright works comprised in the Company IPR, other than those licensed to the Company on an exclusive basis, have all been independently developed and are the original work either of the Company’s employees or of independent contractors of the Company, and in the latter case such work has been performed pursuant to written agreements upon terms that all rights in such work are assigned to the Company immediately upon creation.

18.2.7              No person is entitled to assert any moral or similar right in respect of any Company IPR.

18.2.8              No disclosure has been made to any person other than the Purchaser of any unpublished Company IPR, any of the Know-how or any trade secrets of the Company except properly and in the ordinary course of business and on the basis that such disclosure is to be treated as being of a confidential nature.

18.2.9              There is no litigation or other proceedings (whether legal or administrative) pending or threatened involving any Company IPR or any circumstance known to the Vendors likely to give rise to any such proceeding and to the best of the information, knowledge and belief of the Vendors no person has made any claim adverse to the continuing enjoyment by the Company of the Company IPR.

18.2.10            Since the Accounts Date the Company has not sold or otherwise disposed of any Company IPR.

18.2.11            There has been no notification of any actual or threatened infringement of Company IPR (including misuse of Confidential Information) and within the last three years there has been no event likely to constitute an infringement by any third party of any Company IPR.

18.2.12            All application, renewal and other official statutory and regulatory fees and all professional advisers’ fees rendered to and received by the

Company prior to the date of this Agreement relating to the administration of the Company IPR or for the protection or enforcement of it have been duly paid and all steps have been taken for its maintenance and protection.

18.3         Third Party IPR

18.3.1              The Company uses no Third Party IPR.

18.3.2              Since the Accounts Date the Company has not sold or otherwise disposed of any licence or other right to use Third Party IPR granted to the Company.

18.4         Infringement of third party intellectual property rights

18.4.1              The Company has not infringed the rights of any other person in any Intellectual Property.

18.5         Licences granted by the Company

18.5.1              The Company has not granted and is not obliged to grant any licences under any Company IPR or Third Party IPR or to furnish Know-how to any person.

18.6         Company name

18.6.1              The Company does not use or otherwise carry on its business under any name other than its corporate name and its letters and order forms comply with all applicable legislation.

18.7         Domain Names

18.7.1              The Domain Names are all the Internet domain names used by the Company in connection with its business.  The Company is the registered proprietor of all the Domain Names and no other person or entity has any interest in the Domain Names.

18.7.2              There are no outstanding registration, renewal or other fees otherwise payable by the Company to any third party in respect of the Domain Names.

18.7.3              None of the Domain Names are the subject of any pending or threatened proceedings for opposition, cancellation, revocation, rectification, licence of right or relating to title or any similar proceedings anywhere in the world.  The Vendors are not aware of any circumstances which might result in any such proceedings.

18.7.4              So far as the Vendors are aware there is no fact or matter (including any act or omission of the Company) which might result in any registrations of the Domain Names, either in whole or in part, being revoked, invalidated or rendered unenforceable or, in the case of applications for registration, which might prejudice the prospects of registration.

18.7.5              So far as the Vendors are aware the Domain Names do not infringe any registered or unregistered trade mark or the goodwill of any third party anywhere in the world.

18.7.6              The Company has not registered or applied to register any of the Domain Names in any other part of the world and has not registered or applied to register any substantially or confusingly similar names as a trade mark or as part of a domain name anywhere in the world.

19           Information Systems

19.1         Definition

For the purposes of paragraph 19:

“Company Computer Software” means any Computer Software which is licensed to the Company on an exclusive basis;

“Computer Software” means any computer software programs (including, but not limited to, application software, operating systems and compilers);

 “Third Party Computer Software” means any computer software owned by any person other than the Company and licensed to the Company on a non-exclusive basis for use in connection with the business.

19.2         Company websites

19.2.1              All links to third party websites contained in the Company’s websites comply with the terms of use of the linked websites.

19.3         Third Party Computer Software

19.3.1              Full details of all Third Party Computer Software are set out in the Disclosure Letter.

19.3.2              The Company complies in all respects with the terms of the licences of the Third Party Computer Software in carrying on its business.

20           Data Protection

20.1         The Company has registered or has made notification under the Data Protection Act 1998 (“DPA”) in respect of all personal data held by it suitable for the purposes for which the Company processes data and accurate and complete particulars of the registration or notification is set out in or attached to the Disclosure Letter.

20.2         The Company has not received a notice, letter or complaint from the Information Commissioner and so far as the Vendors are aware there are no circumstances which are likely to give rise to any such notice, letter or complaint being served given or made in the future.

20.3         All personal data held or processed by the Company is accurate and up to date and has not been used or processed by the Company for an unspecified or unlawful purpose nor has there been any disclosure of such personal data outside the terms of the Company’s registration or notification.

20.4         No individual has been awarded compensation from the Company under the DPA, no such claim is outstanding and so far as the Vendors are aware there are no circumstances which are likely to give rise to any claim for compensation being made.

20.5         The Company has complied in all respects with requests from data subjects for access or changes to or deletions of personal data or has validly refused such request on the basis of an exemption to the DPA and no such requests are outstanding.

20.6         The Company has complied with all relevant requirements of the DPA and the principles contained in the DPA.

21           Litigation

21.1         Neither the Company nor any person for whose acts the Company may be contractually or vicariously liable is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or Governmental body, department, board or agency; no such matters are pending or threatened; and the Vendors are not aware of any circumstances which are likely to give rise to any such matter.

21.2         There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Company or any person for whose acts the Company may be contractually or vicariously liable.

21.3         The Company is not a party to any subsisting undertaking given to any court or third party arising out of any proceedings of the kind described in paragraph 21.1.

22           Insolvency

22.1         No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company and the Company has not been a party to any transaction which could be avoided in a winding up.

22.2         No administrator has been appointed by court order or any other means in respect of the Company, no notice has been served of an intention to appoint an administrator in respect of the Company and no petition for such an order has been presented in respect of the Company.

22.3         No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or in respect of all or any part of its assets.

22.4         No voluntary arrangement has been proposed under Part 1 Insolvency Act 1986 in respect of the Company and the Company has not made or proposed any arrangement or composition with its creditors or any class of them.

22.5         The Company is not insolvent or unable to pay or has no reasonable prospect of being able to pay its debts within the meaning of section 123 Insolvency Act 1986 and has not received a written demand pursuant to section 123(a) Insolvency Act 1986 or stopped paying its debts as they fall due.

22.6         No distress, execution or other process has been levied, applied for or threatened in respect of any asset of the Company.

22.7         No composition in satisfaction of the debts of the Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

22.8         No unsatisfied judgement is outstanding against the Company.

22.9         No event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs of this paragraph 22 has occurred in relation to the Company outside England.

22.10       No guarantee, loan capital, borrowed money or interest is overdue for payment and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

22.11       No circumstances have arisen which are likely to result in:

22.11.1            a transaction to which the Company is a party being set aside; or

22.11.2            a third party claim involving any asset owned or used by the Company being made under section 238 or 339 (Transactions at an undervalue) or sections 239 or 340 (Preferences) Insolvency Act 1986.

22.12       No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any former or current officer of the Company.

23           Competition matters

23.1         For the purposes of this paragraph 23 “Competition Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

23.2         The Company is not engaged in any agreement, arrangement, practices or conduct which would amount to an infringement of the prohibitions in the Competition Act 1998, of UK industry legislation if applicable, of Articles 81 or 82 EC Treaty or of EC Regulation 4064/89; or under the provisions of the Enterprise Act 2002; or an infringement of the Competition Law of any jurisdiction in which the Company or its subsidiaries conduct business and no director of the Company is engaged in any activity which would be an offence under the Enterprise Act 2002 or an offence or infringement under any such Competition Law.

23.3         The Company is not the subject of any investigation, inquiry or proceedings by the Office of Fair Trading, the Competition Commission, UK industry regulator if applicable or the European Commission in connection with any actual or alleged infringement of the prohibitions in the Competition Act 1998, of UK industry legislation if applicable, of Articles 81 or 82 EC Treaty, of EC Regulation 4064/89 or under the provisions of the Fair Trading Act 1973 or the Enterprise Act 2002 or by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or any part of its subsidiaries conducts business.

23.4         So far as the Vendors are aware no such investigation, inquiry or proceedings as are mentioned in paragraph 23.3 have been threatened or are pending.

23.5         The Company is not affected by any existing or pending decisions, judgments, orders or rulings of the Office of Fair Trading, the Competition Commission, UK industry regulator if applicable or the European Commission or any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and have not given any undertakings or commitments to such bodies which affect the conduct of the business of the Company and its subsidiaries.

23.6         No competition disqualification order pursuant to the provisions of the Enterprise Act 2002 has at any time been made against any past or present director of the Company.

23.7         The Company has not received any payment, guarantee, financial assistance or other aid from the UK government or any European Union Member state body which should have been, but was not notified to the European Commission under Articles 88 and 89 EC Treaty for decision declaring such aid to be compatible with the common market.

24           Miscellaneous

24.1         The Vendors have no interest in any other company or business which has a close trading relationship with or is in competition with the Company; or

24.2         All information disclosed in the Disclosure Letter (including any of its attachments) was when given and remains and will at Completion be true and accurate in all material respects and the Vendors have not withheld information with a view to misleading the Purchaser.

24.3         No-one is entitled to receive from the Company any finder’s fee, brokerage or commission or other benefit in connection with the sale of the Sale Shares.

Schedule 7

Tax Schedule

Part A

Definitions and interpretation

1              In this Schedule 7 the following words and expressions shall (unless the context otherwise requires) have the following meanings:

“Accounts Relief” means any Relief:

(a)           which is treated as an asset in preparing the Completion Accounts; or

(b)           is taken into account in computing (and so reducing or eliminating) any provision for tax (including deferred tax which appears, or which but for the presumed availability of the Relief would have appeared, in the Completion Accounts;

“Actual Tax Liability” means a liability to make an actual payment of, or of an amount in respect of Tax whether or not such Tax is also or alternatively chargeable against or attributable to any other person;

“Deemed Tax Liability” means:

(a)           the setting off of an Accounts Relief or a Post-Completion Relief against an Actual Tax Liability of the Group Company in respect of which the Vendors would have been liable under paragraph 1 of Part C or (as the case may be) against income, profits or gains which would have given rise to such an Actual Tax Liability, in which event the amount of the Deemed Tax Liability is in the former case the amount of the Actual Tax Liability eliminated by such setting off and in the latter case the amount of the Actual Tax Liability which would have arisen but for such setting off;

(b)           the unavailability of an Accounts Relief, in which event the amount of the Deemed Tax Liability is:

(i)            where the Accounts Relief unavailable is a deduction from or set-off against income, profits or gains, the amount of Tax which would (on the basis of rates of Tax current in the first accounting period of the Company ending after Completion and assuming income, profits or gains chargeable to Tax in that accounting period against which such Accounts Relief would have been available) have been saved but for such unavailability;

(ii)           where the Accounts Relief unavailable is a right to repayment of Tax, the amount of Tax which would have been repaid but for such unavailability; and

(iii)          where the Accounts Relief unavailable is a deduction from or set-off against Tax, the amount of the Accounts Relief unavailable;

“Event” means any event, occurrence, transaction, act or omission (or any deemed event, occurrence, transaction, act or omission) including for the avoidance of doubt the making of this Agreement and Completion and reference to an Event occurring on or before any date shall be deemed to include any combination of two or more Events only the first or some or part of which shall have occurred on or before that date;

“FA” followed by a year means the Finance Act of that year or where there was more than one, “FA” followed by a number in brackets and a year shall be construed accordingly;

“group relief” means any amount eligible for relief under sections 402-413 ICTA 1988 advance corporation tax which is capable of being surrendered under section 240 ICTA 1988, or any tax refund which is capable of being surrendered under section 102 FA 1989 or any relievable tax which is capable of being surrendered pursuant to regulations made under section 806H ICTA 1988;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“Own Share Purchase” means the purchase of its own shares carried out by Rutland on 7th June 2000 and 6th April 2004;

“PAYE” means the mechanism prescribed by United Kingdom legislation relating to Tax for the collection of Tax to which Part 11 of ITEPA 2003 and associated regulations apply;

“Post-Completion Relief” means any Relief which arises in consequence of or by reference to an Event occurring or deemed to occur after Completion;

“Relevant Person” means the Vendors and any person (other than a Group Company) which is or has been connected (within the meaning of section 839 ICTA 1988) with the Vendors;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, credit or other relief from or relating to any Tax or to the computation of income, profits or gains for the purposes of any Tax and any right to any repayment of Tax;

“Section 110 Re-organisation” means the re-organisation of the shareholdings of Rutland carried out under the provisions of s110 of the Insolvency Act 1986 on 22nd and 24th September 2004;

“Subject Company” means such one or more Group Company as shall be subject to a Tax Liability;

“Tax” means any form of tax, charge in the nature of tax, duty, impost, levy, tariff, withholding or other amount (including national insurance or social security contributions) whatsoever whenever created or imposed and whether of the United Kingdom or elsewhere, payable to or imposed by any Tax Authority and any charge, fine, penalty, surcharge or interest incidental or supplemental or relating thereto or to the collection or administration thereof;

“Tax Authority” means the Inland Revenue, HM Customs & Excise or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom or elsewhere;

“Tax Covenant Claim” means a claim by the Purchaser under the covenant given by the Vendors in Part C of this Schedule 7;

“Tax Demand” means any claim, assessment, notice, demand, letter or other document issued or any action taken by or on behalf of any Tax Authority or by any Group Company whether before or after the date of this Agreement from which it appears that any Group Company is subject to, or is sought to be made subject to, or might become subject to, any Tax Liability;

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability or any other liability, cost or expense of the Subject Company falling within paragraph 1 of Part C;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“unavailability” means, in relation to a Relief, the reduction, modification, claw-back, counteraction, disallowance or cancellation of or failure to obtain all or part of that Relief, and “unavailable” shall be construed accordingly;

“VAT”   means value added tax;

“VATA 1994” means the Value Added Tax Act 1994 and “VAT legislation” means VATA and any statutory modification thereof and all orders, provisions, directions or other conditions made or imposed thereunder or under any other law relating to VAT and the terms of any agreement reached with any relevant Tax Authority, and any concession referred to in the Disclosure Letter; and

“VAT Group” means any group of companies for the purposes of section 43 VATA 1994 of which any Group Member is or has been a member on or before Completion; and

“Vendors’ Representative” means the person appointed as such under paragraph 3.3of Part D.

1              Any stamp duty which is chargeable on any document, or in the case of a document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of any Group Member to any asset, and any interest, fine or penalty relating to such stamp duty, will be deemed to be a liability of the relevant Group Member to make an actual payment of Taxation.

2              In this Schedule 7, unless otherwise specified:

2.1           a reference to income, profits or gains earned accrued or received shall include any other criteria used in establishing the incidence of any Tax or measure in establishing the amount of any Actual Tax Liability;

2.2           the rule of construction known as the ‘eiusdem generis rule’ shall not apply so that words or phrases of a generally descriptive nature shall not be given a restrictive meaning by reason only of the fact that they are preceded by more specific words or phrases and words of a generally descriptive nature shall not be given a restrictive meaning by reason only of the fact that they are followed by specific examples; and

2.3           any reference to the “Company” includes a reference to each and every Group Company unless the context requires otherwise.

3              Words and phrases which are defined or referred to in or for the purposes of Tax Statutes have the same meanings in this Schedule 7 unless otherwise expressly defined in this Schedule 7.

4              Any reference to a “Part” is (except where the context requires otherwise) to a part of this Schedule 7 and any reference to a paragraph contained within any Part of this Schedule 7 is (except where the context requires otherwise) to a paragraph of that Part.

Part B

Tax Warranties

1              Returns, notices and records

1.1           The Company has duly, and within any applicable time limits, made all returns, given all notices supplied all other information required to be supplied to all relevant Tax Authorities; all such information was and remains complete and accurate in all material respects, and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis.

1.2           The Disclosure Letter contains details of all matters relating to Tax in respect of which the Company will at Completion have an outstanding entitlement under any legislation or generally published practice in relation to Tax to make any claim, disclaimer or election for relief from Tax or any election for an alternative basis or method of Tax.

1.3           The Company has sufficient records to determine the Tax consequences which would arise on any disposal or on the realisation of any asset owned by such Company at the Accounts Date or acquired since that date but before Completion.

2              Payment of Tax, deductions on account of Taxation

2.1           All Tax for which the Company is liable and in respect of which the due date has arisen has been paid to the applicable Tax Authority.

2.2           The Company is not liable, and has not within three years prior to the date hereof, been liable to pay any penalty, fine, surcharge or interest in connection with any Tax or the administration of any Tax.

2.3           The Company has made all deductions and retentions of or on account of Tax as it was or is obliged by law to make and all such payments of or on account of Taxation as should by law have been made to any Tax Authority in respect of such deductions or retentions.

2.4           The Company has the benefit of an indemnity or has otherwise made legally enforceable made arrangements to obtain either in advance or promptly by way of reimbursement moneys equal to the Company’s reasonable estimate of the income tax due (or which might fall due) and secondary Class 1 National Insurance Contributions on the provision to employees of remuneration in the form of actual or deemed readily convertible assets and any associated ‘securities options’ (as that expression is defined in Part 5 of Chapter 7 of ITEPA 2003).

2.5           The Company is not and never has been a “large company” for the purposes of the Corporation Tax (Instalment Payments) Regulations 1998.

3              Disputes, investigation

3.1           The Company is not involved in any current dispute with any Tax Authority and, so far as the Vendors are aware, there are no circumstances which are likely to give rise to such a dispute.

3.2           No Tax Authority has at any time carried out or is at present conducting any review, audit or investigation (other than enquiries or investigations of a routine nature) into the business or affairs of the Company or any aspect thereof and the Vendors know of no reason why any such review, audit or investigation should be initiated.

4              Concessions

4.1           The amount of Tax chargeable on the Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any unpublished concession, agreement, PAYE settlement agreement or other special arrangement with any Tax Authority.

5              Secondary liability, Agency etc

5.1           No event has occurred and no circumstances exist which may result in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company.

5.2           The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Tax purposes.

6              Close Company

6.1           The Company is not a close investment holding company within the meaning of section 13A ICTA 1988 (close investment holding companies).

6.2           The Company is not liable to tax under the provisions of sections 418 to 422 ICTA 1988 (close companies).

6.3           No transfer of value has been made to or by the Company within the meaning of the Inheritance Tax Act 1984.

6.4           Neither the assets owned by nor the shares of the Company are subject to an outstanding Inland Revenue charge as defined in section 237 Inheritance Tax Act 1984 (imposition of charge).

6.5           No circumstances exist, or but for section 204(6) Inheritance Tax Act 1984 (contingent liability of transferee for unpaid capital transfer tax or inheritance tax) would exist, such that a power of sale could be exercised in relation to any assets or shares of the Company pursuant to section 212 Inheritance Tax Act 1984 (powers to raise tax).

7              Loan relationships

7.1           The Company is not a party to any loan relationship in respect of which there has been or will be by reason of any legal commitment entered into prior to the date of this Agreement a release of the amounts payable under the loan relationship which will give rise to a credit for the purposes of Part IV of the Finance Act 1996 in the hands of any Company.

7.2           The Accounts account for all of the Company’s loan relationships using an authorised accruals basis of accounting complying with section 85 Finance Act 1996 which requires no modification to comply with the provisions of Schedule 9 to the Finance Act 1996; and there has been no change in such accounting method in respect of any loan relationship since the Accounts Date.

7.3           The Company is not a creditor under any loan relationship whose disposal would give rise to a chargeable gain whether under section 116 TCGA 1992 or otherwise.

8              Capital allowances

8.1           If the Company disposed of each of its assets, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge or corresponding tax would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Accounts, no balancing charge would arise in respect of any such asset or pool of assets under the Capital Allowances Act 2001 or any other legislation relating to capital allowances.

8.2           In respect of all plant and machinery held by the Company at the date hereof under any lease, hire purchase or conditional sale agreement, such plant and machinery is and has at all times been used for a qualifying purpose in the requisite period in accordance with Part II Capital Allowances Act 2001.

9              Capital gains

9.1           If the Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounts to a person not connected with it and by way of bargain at arm’s length, no liability to Taxation would arise under the TCGA 1992 by reference to any actual or deemed gain (disregarding any relief or allowance which may be available).

9.2           No allowable loss which might accrue on the disposal by the Company of any asset is liable to be reduced or eliminated and no chargeable gain is liable to be created or increased by virtue of any depreciatory transaction or reduction in value or tax-free benefit effected, agreed to be effected or otherwise arranged on or before the date hereof of that or any related asset for the purposes of corporation tax on chargeable gains.

9.3           The Company has not made any claim under section 152 to 155, or 175 TCGA 1992.

10           Distributions

10.1         Except to the extent taken into account in the Accounts or as set out in detail in the Disclosure Letter no distribution (within the meaning of sections 209 and 210 ICTA 1988) or stock dividend (within the meaning of section 249 ICTA 1988) has been made or agreed to be made by the Company during the 6 years ended on the date of this Agreement.

10.2         The Company has not on or after 6 April 1965:

10.2.1              repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

10.2.2              capitalised or agreed to capitalise in the form of shares or debentures, any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than for new consideration (as defined in section 254 ICTA 1988).

11           Groups

11.1         The Company is not and has never been treated for the purposes of section 43 Value Added Tax Act 1994 (groups of companies) as a member of a group.

11.2         The Company is not and never has been a 51 per cent subsidiary of any person within the meaning of section 838 ICTA 1988 (subsidiaries).

11.3         The Subsidiaries are the only companies which are or have been 51 per cent subsidiaries of No. 549 Leicester Limited within the meaning of section 838 ICTA 1988 (subsidiaries).

11.4         None of the Subsidiaries has or ever has had any 51 per cent subsidiaries within the meaning of section 838 ICTA 1988 (subsidiaries).

11.5         There is set out in the Disclosure Letter with express reference to this warranty full details of all surrenders, claims, notices and agreements for surrenders or claims or the giving of notices for:

11.5.1              any amounts by way of group relief to or from the Company under the provisions of sections 402 to 413 ICTA 1988 (group relief); and

11.5.2              any amounts of advance corporation tax to or from the Company under the provisions of section 240 ICTA 1988 (surplus ACT); and

11.5.3              any amounts of tax refund owed to the Company to be dealt with under the provisions of section 102(2) Finance Act 1989 (company tax refund);

in each case where:

(i)            any payment for group relief (within the meaning of section 402(6) ICTA 1988) or for surrender of amounts of advance corporation tax (within the meaning of section 240(8) ICTA 1988) or for a transferred tax refund (within the meaning of section 102(7)

Finance Act 1989) remains outstanding or could be reduced or increased; or

(ii)           the claim surrender or notice has yet to be agreed or determined by the Inland Revenue for a specific amount.

11.6         All dividends and other payments referred to in section 247 ICTA 1988 (group income) which have been paid prior to 11 May 2001 by the Subsidiaries or any company which is or has been a subsidiary of the Vendor have been paid under a valid election made under that section.

11.7         None of the assets of the Company have been acquired from another company which, at the time of acquisition, was a member of the same group as defined in section 170 TCGA 1992 (groups of companies – interpretation or Part 8 of Schedule 29 to the Finance Act 2002 (gains and losses of a company from intangible fixed assets – groups of companies).

12           Anti-avoidance

12.1         The Company has not in the period of three years ending on the date of this Agreement been party to or otherwise involved in any scheme or arrangement the main purpose or one of the main purposes of which was to avoid Taxation.

13           International

13.1         The Company is and has at all times been resident for Taxation purposes in the United Kingdom and is not and has not been treated as resident in any other jurisdiction for any Taxation purposes (including any double taxation agreement).

13.2         All transactions between the Company and any other person which has during the last six years been in the same group of companies as the Company (or otherwise associated with the Company so that paragraph 1(1)(b)(i) or (ii) of Schedule 28AA to ICTA 1988 applies to the Company and such other person) have been and are on fully arm’s length terms. There are no circumstances which could cause any Taxation Authority to make any adjustment for tax purposes to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

13.3         No transaction described in section 765(1) ICTA 1988 (migration, etc of companies) has been carried out or agreed to be carried out by or in relation to shares or securities of the Company.

13.4         The Company does not have and has not had in the period of 3 years ending on the date of this Agreement any branch, agent or permanent establishment (within the meaning of the OECD Model Double Taxation Agreement) outside the United Kingdom.

14           VAT

14.1         In relation to VAT:

14.1.1              the Company is registered for the purposes of VATA 1994 under the registration number specified in the Disclosure Letter, has been so registered at all times that it has been required to be registered, and no such registration is subject to any special conditions imposed by or agreed with the relevant Taxation Authority;

14.1.2              the Company has complied with and observed in all material respects VAT legislation and has in all material respects maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

14.1.3              the Company is not and has never been treated as a member of a group for the purposes of section 43 Value Added Tax Act 1994 (groups of companies),  and has not applied for such treatment;

14.1.4              the Company has not been appointed as a tax representative (or in any similar capacity) by any pursuant to section 48 VATA 1994;

14.1.5              the Company has not made and does not make exempt supplies for VAT purposes (except such exempt supplies as may be disregarded in calculating the amount of input tax for which the Company may claim a credit or repayment under sections 24 or 25 VATA 1994);

14.1.6              neither the Company nor any “relevant associate” of the Company (within the meaning given to that term in paragraph 3(7) of Schedule 10 to VATA 1994) had made an election under paragraph 2 of Schedule 10 to VATA 1994 in respect of any land or buildings;

14.1.7              the Company has not registered, and is not required to register, for the purposes of value added tax or any similar sales or turnover tax of any jurisdiction other than the United Kingdom.

14.2         All VAT, import duty and other taxes or charges due and payable upon the importation or acquisition of goods or services and all excise duties due and payable to HM Customs & Excise in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

15           R&D and Intangible Fixed Assets

15.1         The Disclosure Letter contains details of all assets of the Company to which the provisions of Schedule 29 (Gains and losses of a company from intangible fixed assets) to the Finance Act 2002 apply.

15.2         The Company has never claimed an R&D tax credit under paragraphs 15 to 18 of Schedule 20 (Tax relief for expenditure on research and development) to Finance Act 2000.

16           Employees

16.1         No payment has been made by the Company to or in respect of the directors or employees of the Company or the associates of any of the foregoing (including but not limited to pension contributions) in the six years prior to the date of this Agreement which is not or will not be deductible for corporation tax purposes.

16.2         Full details of any scheme or arrangement for the issue or transfer of shares in the Company to employees, directors or consultants of the Company including, without limitation, any awards made, shares issued, transferred or sold or options granted are set out in the Disclosure Letter.

16.3         No circumstances have arisen by virtue of which any employee share scheme established in relation to the Company and approved by the Inland Revenue under any of Schedule 2, 3 and 4 of ITEPA 2003 may have been forfeited or may be at risk of being forfeited.

16.4         No circumstances have arisen in relation to any option granted by the Company under the provisions of schedule 5 to ITEPA 2003 which would constitute a disqualifying event in relation to that option for the purposes of chapter 9 of Part 7 of ITEPA 2003.

17           Stamp Taxes

17.1         All documents which are necessary to establish the title of the Company to any asset and which attract stamp or transfer duty in the United Kingdom or elsewhere have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

17.2         Neither:

17.2.1              the sale of the Shares at Completion; nor

17.2.2              the disposal of any of the Subsidiaries at any time after Completion will give rise to the withdrawal of relief from stamp duty or stamp duty land tax where such relief was given or claimed in respect of a transaction entered into by a Group Company on or before Completion.

17.3         The Company has duly, and within any applicable time limits, submitted to the Inland Revenue all necessary land transaction returns and paid any stamp duty land tax that has become due and the Company will not be required to submit any additional land transaction returns or pay any additional stamp duty land tax in respect of land transactions the effective date of which fell before the Completion Date.

18           Foreign Exchange and Financial Instruments

18.1         The Company is not a party to any loan relationship which may give rise to exchange gains and losses for the purposes of section 84A Finance Act 1996.

18.2         The Company is not party to any derivative contract for the purposes of Schedule 26 to the Finance Act 2002.

Part C

Tax Covenant

1              Covenant by the Vendors

1.1           The Vendors hereby covenant jointly and severally with the Purchaser to pay to the Purchaser an amount or amounts equal to:

1.1.1                any Actual Tax Liability of any Group Company arising:

(i)            as a result of, in respect of or by reference to any Event occurring or deemed for the purposes of any Tax to occur on or before Completion including, for the avoidance of doubt, the Section 110 Re-organisation and the Own Share Purchase; or

(ii)           any income, profits or gains earned, accrued or received or deemed for the purposes of any Tax to have been earned, accrued or received on or before or in respect of any period ending on or before the Completion Date; or

(iii)          in circumstances where such Tax Liability would not have arisen but for the failure of any Relevant Person to pay any Tax for which such Relevant Person is primarily liable;

(iv)          in consequence of any person other than a Group Company, the Purchaser or any person who controls or is controlled by, the Purchaser (“control” being as defined in section 840 ICTA) making a payment after Completion to any person to the extent that, and in circumstances where, such payment constitutes remuneration for acts undertaken for or services rendered to, a Group Company by any current or former officer or employee of a Group Company during any period ending on or prior to Completion;

1.1.2                any Deemed Taxation Liability of any Group Company;

1.1.3                any Actual Taxation Liability of any Group Company or the Purchaser in respect of inheritance tax which:

(i)            is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of any Group Company; or

(ii)           after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of any Group Company being an Actual Taxation Liability arising as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets could, if the death had occurred immediately before Completion and the inheritance tax payable as a result thereof had not been paid, have existed at Completion; or

(iii)          arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of any Group Company;

PROVIDED THAT in determining for the purposes of this Schedule 7 whether a charge on or power to sell, mortgage or charge any of the shares or assets of any Group Company exists at any time or whether there is a liability for inheritance tax, the fact that any Taxation is not yet payable or may be paid by instalments shall be disregarded and such Taxation shall be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

1.1.4                any liability of any Group Company (whether or not discharged on or before Completion) to pay or repay any amount under any agreement or arrangement relating to the surrender of group relief or advance corporation tax or any other Relief, relating to the making of elections pursuant to section 171A or 179A TCGA 1992 or paragraph 66 of Schedule 29 FA 2002 or relating to any VAT Group, in any case entered into by the relevant Group Company on or before the date of Completion; or

1.1.5                any liability of any Group Company to make a payment or increased payment in respect of Tax to a person other than a Group Company under any indemnity, covenant, guarantee, charge, agreement or arrangement entered into on or before Completion;

1.1.6                any reasonable costs and expenses incurred by the Purchaser or any Group Company in connection with:

(i)            any such liability or amount as is referred to in any of paragraphs 1.1.1 to 1.1.5 inclusive; or

(ii)           taking any action, including action in connection with any Tax Demand, at the request or direction of the Vendors; or

(iii)          any successful claim under this Schedule 7.

2              Gross-up

2.1           All sums payable by the Vendors under paragraph 1 shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Vendors shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it under paragraph 1 had no such deduction or withholding been required to be made.

2.2           If any Tax Authority brings into charge to tax (or would do so but for a Relief) any sum paid to the Purchaser under paragraph1, then the Vendors shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount is equal to the amount that would otherwise be payable under paragraph 1.

3              Payment

3.1           Where any amount is required to be paid by the Vendors under this Schedule 7 in respect of an Actual Tax Liability, the Vendors shall pay such amount in cleared, immediately available funds on or before the date five (5) business days before the date on which the Tax in question is due for payment to the relevant Tax Authority or, if later, ten (10) business days following the date on which the Purchaser notifies the Vendors of their liability to make such payment.

3.2           If the Vendors become liable to make a payment under paragraph 1 in respect of any Deemed Tax Liability or any other amount not being an Actual Tax Liability, the Purchaser will notify the Vendors in writing of the amount which the Vendors are required to pay and the Vendors shall pay such amount in cleared, immediately available funds on or before the date ten (10) business days after the date on which they receive such notice.  Any dispute as to the amount contained in such notice shall be determined by the Auditors, acting as experts and not arbitrators, and the costs of such determination shall be borne as the Auditors consider fair and reasonable in the circumstances.

3.3           Sums not paid by the Vendors on the dates specified in paragraphs 3.1 and 3.2 above shall bear interest (which shall accrue from day to day after, as well as before, judgment at 2 per cent above base rate of Barclays Bank PLC or, in the absence of such base rate, at such similar rate as the Purchaser may select and notify to the Vendors from the date following the said specified date up to and including the day of actual payment of such sums (or the next business day if such day of actual payment is not a business day) compounded quarterly.

Part D

Limitations and Procedure

1              Limitations

1.1           The covenant contained in paragraph 1 of Part C shall not extend to any Taxation Liability:

1.1.1                to the extent that specific provision or reserve has been made for such Tax Liability (not being a provision or reserve for deferred taxation) in the Special Accounts; or

1.1.2                to the extent that such Tax Liability arises or is increased as a result only of any change in the law or any generally published practice of any Tax Authority having retrospective effect announced and coming into force after Completion; or

1.1.3                to the extent that such Tax Liability would not have arisen but for any act or omission voluntarily effected by any Group Company or the Purchaser after Completion:

(i)            otherwise than pursuant to a legally binding obligation entered into on or before Completion or imposed by any legislation coming into force before or on Completion; and

(ii)           otherwise than in the ordinary course of business as carried on by the Subject Company prior to Completion.

1.1.4                to the extent that any such Tax Liability occurs as a result of or is otherwise attributable to the Purchaser or any Group Company disclaiming any part of the benefit of capital or other allowances against Taxation claimed or proposed to be claimed on or before Completion;

1.1.5                to the extent that such Tax Liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser or any Group Company to make any claim election surrender or disclaimer or give notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion the making giving or doing of which was taken into account in computing the provision for Taxation in the Accounts or the Special Accounts and fully disclosed in the Disclosure Letter;

1.1.6                to the extent that such Tax Liability which would not have arisen but for any winding up or cessation after Completion of any trade or business carried on by any Group Company;

1.1.7                to the extent such claim would not have arisen but for a change of accounting policy or practice of any Group Company after

Completion unless required to achieve conformity with UK Generally Accepted Accounting Practice.

2              Time limits

2.1           No Tax Covenant Claim shall be brought by the Purchaser unless notice in writing of such Tax Covenant Claim has been given to the appropriate parties within seven years after Completion.

2.2           The time limit in paragraph 2 will not apply in any case involving dishonest, fraudulent or negligent conduct of the part of any Vendor, any Group Member or any person acting on behalf of any Vendor or such Group Member.

3              Conduct of Tax Demands

3.1           If the Purchaser shall become aware of any Tax Demand which is likely to give rise to a liability on the Vendors under this Agreement, the Purchaser shall, by way of covenant but not as a condition precedent to the liability of the Vendors hereunder, give notice thereof or procure that notice thereof is given as soon as reasonably practicable to the Vendors’ Representative.

3.2           As regards any Tax Demand, the Purchaser shall take or shall procure that the Subject Company shall take such action as the Vendors’ Representative may by written notice given to the Purchaser reasonably request to cause the Tax Demand to be withdrawn or to dispute, resist, appeal against, compromise or defend the Tax Demand and any determination in respect thereof or to apply to postpone (so far as legally possible) the payment of any Tax pending the determination of any appeal but subject to the Purchaser and the Subject Company being indemnified and secured to their reasonable satisfaction by the Vendors against all losses (including any additional Tax Liability), interest, costs, damages and expenses which may be thereby incurred by the Purchaser or the Subject Company, and PROVIDED THAT:

3.2.1                any request made by the Vendors’ Representative pursuant to this paragraph 3.2 shall be made within a reasonable time of receipt by the Vendors’ Representative of any notice given by the Purchaser to the Vendors in accordance with paragraph 3.1 and if, on the expiry of a period of 14 days commencing on the date of receipt by the Vendors’ Representative of such notice, the Vendors’ Representative shall not have given to the Purchaser notice of the Vendors’ intentions in respect of the Tax Demand or shall not have provided satisfactory indemnities and securities in accordance with this paragraph 3.2, the Purchaser and the Subject Company shall be entitled to satisfy or settle or deal with the Tax Demand on such terms as they shall in their absolute discretion think fit but without prejudice to their rights and remedies under this Schedule 7;

3.2.2                the Purchaser and the Subject Company shall not be obliged to comply with any request of the Vendors’ Representative which involves contesting any assessment for Tax before any court or any other appellate body unless they have been advised in writing by leading tax counsel instructed by agreement between the Purchaser and the Vendors’ Representative at the expense of the Vendors that an appeal against the assessment for Tax in question will, on the balance of probabilities, be won by the Purchaser or, as the case may be, the Subject Company;

3.2.3                the Vendors’ Representative shall not be entitled under paragraph 3.2 to require the company (or procure the Subject Company) to delegate the conduct of all or any proceedings or dealings arising in connection with the Tax Demand in question to himself, the Vendors or any of them, or any agent or professional adviser of the Vendors;

3.2.4                neither the Purchaser nor the Subject Company shall be obliged to take any action which is likely to increase the future taxation liability of any company in the group of companies of which the Purchaser is for the time being a member.

3.3           The representative of the Vendors for the purposes of this Schedule 7 (“Vendors’ Representative”) shall be:

3.3.1                Mr L Dickinson who is hereby appointed; or

3.3.2                in the event of Mr L Dickinson’s death or incapacity, such other person, being one of the Vendors who is appointed in his place by notice to the Purchaser signed by the Vendors provided that for the avoidance of doubt in the absence of any such notice of appointment a notice given in accordance with clause 12 shall be validly given notwithstanding the death or incapacity if the Vendors’ Representative for the time being.

Any action taken or authorised by and any notice or document given to the Vendors’ Representative shall be deemed to be taken or authorised by or given to each of the Vendors and shall be binding on each of them.

4              Conduct of Tax Affairs

4.1           It is agreed between the Vendors and the Purchaser that as regards all accounting periods ended on or before the Accounts Date the Vendors shall have sole conduct of the tax affairs of the Group Companies and the Purchaser shall procure that the Group Companies make such claims or elections and (at the cost of the Vendors) execute such documents and do such things in that connection as the Vendors shall reasonably direct. The Vendors shall consult the Purchaser in relation to all actions taken by it pursuant to the provisions of this paragraph 4.1 in accordance with the provisions of paragraph 4.3.4;

4.2           Without prejudice to the generality of paragraph 4.1 above the Purchaser shall procure that the Vendors (or such professional advisers as the Vendors may elect) shall have the sole conduct of the preparation submission to the Inland Revenue negotiation correspondence and agreement of the tax computations and the profits and losses for tax purposes of the Group Companies for the accounting periods ended on or before the Accounts Date and in respect of which final agreement of the liabilities to Taxation has not been reached with the Inland Revenue and that the Vendors (and their advisers) shall be provided with such information and assistance and access to such documents and records of or relating to the Group Companies as they may reasonably require in that connection.

4.3           It is agreed between the Vendors and the Purchaser that:

4.3.1                The Vendors shall pay and be liable for all costs and expenses reasonably incurred by the Purchaser or the Group Companies in complying with the Purchaser’s obligations under this paragraph 4.

4.3.2                The Group Companies and the Purchaser shall be indemnified and secured to their reasonable satisfaction by the Vendors against all losses (including any additional Taxation) penalties fines interest expenses and damages which may be incurred by the Group Companies as a result of complying with the Purchaser’s obligations under this paragraph 4.

4.3.3                Any authorisation signature or submission by the Purchaser or the Group Companies of any returns pursuant to this clause and its co-operation generally under this Agreement shall operate without prejudice to any rights of the Purchaser or the Group Companies under the Tax Covenant.

4.3.4                The Vendor shall at all times allow the Purchaser or the Group Companies to make reasonable representations in respect of all tax affairs of the Group Companies for the accounting periods ending on or prior to the Accounts Date and for this purpose the Purchaser shall be provided with copies of all returns, computations and any related documents and correspondence shall be submitted in draft form to the Purchaser or (at the Purchaser’s request) its duly authorised agent.  The Purchaser, or its duly authorised agent, shall provide comments, if any, within fifteen (15) business days of such submission.  If the Vendors have not received any comments within thirty (30) business days the Purchaser and its duly authorised agents shall be deemed to have approved such draft documents.  The Vendors shall take account of all reasonable written comments or suggestions which the Purchaser or its duly authorised agent may have on the preparation of such computations, returns, documents or correspondence.  The Vendors shall keep the Purchaser fully informed of the progress of all such tax affairs and provide copies to the Purchaser of any other relevant documents.

5              Adjustment to Consideration

Any payments made pursuant to paragraph 1 of Part C shall, so far as possible, be treated as an adjustment to the consideration paid by the Purchaser for the Sale Shares under this Agreement.

6              Rebate

The Purchaser undertakes that if, after the Vendors have paid in full any amount due under paragraph 1 of Part C in respect of any Tax Liability, the Purchaser or the Subject Company is or becomes entitled to receive and receives (from any person other than a Group Company) a payment in respect of such Tax Liability, the Purchaser shall repay to the Vendors (in proportion to the payments made by each of them pursuant to this Schedule) a sum equal to the lesser of:

6.1           The amount of any payment so received, after deduction therefrom of an amount equal to any costs incurred in obtaining it and any Tax Liability in respect of it; and

6.2           The amount paid by the Vendors hereunder in respect of the Tax Liability in question.

Schedule 8

Provisions for the protection of the Vendors

1              Limitation of liability under the Warranties and Tax Covenant

1.1           Notwithstanding anything to the contrary contained in clause 6 of this agreement the Warranties shall be qualified by the provisions of this clause and in the event of any inconsistency between the provisions of this clause and the provisions of clause 6 the provisions of this clause shall prevail.

1.2           The liability of the Vendors in respect of any breach of the Warranties shall be limited as follows:

1.2.1                the aggregate maximum liability of the Vendors in respect of all and any claims under the Warranties shall in no event exceed the Purchase Price and the aggregate maximum liability of each Vendor shall not exceed his Respective Proportion of the Purchase Price;

1.2.2                the Vendors shall not be liable in respect of any claim under the Warranties where the amount of such claim does not exceed £1,000 until such Claims exceed £15,000 in which event, subject to clause 1.2.3, the Vendors shall be liable for the entire amount of such liability plus the amount of any subsequent Claims whether or not in excess of £1,000;

1.2.3                the Vendors shall not be liable in respect of all and any claims made by the Purchaser under the Warranties unless and until the aggregate cumulative liability of the Vendors in respect of all and any such claims (ignoring for these purposes all and any claims in respect of which the Vendors do not have any liability pursuant to the provisions of clause 1.2.2) exceeds £200,000 in which event the Vendors shall be liable for the entire amount of such liability.

1.3           The Vendors shall not be liable in respect of any claim under the Warranties unless it shall have been made in the case of the Tax Warranties before the expiry of 7 years from the Completion date and in the case of all other Warranties before the expiry of 2 years from the Completion Date.

1.4           No claim under the Warranties shall be deemed to have been made unless notice of such claim was made in writing to the Vendors specifying in reasonable detail the event of default to which the claim relates and the nature of the breach and the amount claimed.

1.5           Any claim in respect of which notice shall have been given in accordance with clause 1.4 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied settled or withdrawn) if proceedings in respect of such claim have not been issued and served on the

Vendors not later than the expiry of the period of 12 months after the date of such notice.

1.6           Where the Purchaser and/or any Group Company is or is likely to be entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties then the Purchaser shall procure that reasonable steps are taken to enforce such recovery and if any sum is so recovered then either the amount payable by the Vendors in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it and any taxation payable by the Purchaser or a Group Company as a result of its receipt) or (if an amount shall already have been paid by any of the Vendors in respect of that claim) there shall be repaid to the Vendors an amount equal to the amount so recovered (less the proper costs and expenses of its recovery and any taxation payable by the Purchaser or a Group Company as a result of its receipt) or (if less) the amount of such payment.

1.7           Without prejudice to the generality of clause 1.6 above the provisions of clause 1.6 shall apply where any Group Company is entitled to recover from its insurers (in respect of insurance effected on or before the Completion Date) any sum in respect of any matter giving rise to a claim under the Warranties.

1.8           The Vendors shall have no liability (or such liability shall be reduced) in respect of any claim for breach of any of the Warranties if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Accounts or the Special Accounts.

1.9           Nothing in this Agreement shall derogate from the Purchaser’s obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

1.10         If in respect of any claim under the Warranties the liability of the Vendors or any Group Company is contingent only then the Vendors shall not be under any obligation to make any payment to the Purchaser (or such Group Company) until such time as the contingent liability ceases to be contingent and becomes actual provided that the provisions of clause 1.5 shall not apply to such claim whilst such liability remains contingent.

1.11         Any amount payable by the Vendors to the Purchaser in satisfaction of any claim made under the Warranties or under the Tax Covenant shall be treated as a reduction by that amount of the Purchase Price.

Signed by LESLIE DICKINSON as a deed )
in the presence of: )	/s/ Leslie Dickinson

Witness’ signature:	/s/ John Stobart

Witness’ name:	John Stobart
20 NEW WALIL
Witness’ address:	LEICESTER.
LEI 6TX

Witness’ occupation:	SOLICITIOR

Signed by BARBARA HELEN TODD as a )
deed in the presence of: )	/s/ B H Todd

Witness’ signature:	/s/ John Stobart

Witness’ name:

Witness’ address:	John Stobart
20 NEW WALIL
LEICESTER.
LEI 6TX

Witness’ occupation:	SOLICITIOR

Signed as a deed by ZAREBA SYSTEMS )
EUROPE LIMITED acting by a director and its )
secretary or two directors

/s/ Gerald W. Grabowski
Director

/s/ Donald G. Dalland
Director